UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Umpqua Holdings Corporation
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__________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 20, 2016
___________________

The annual meeting of shareholders of Umpqua Holdings Corporation will be held at RiverPlace Hotel, 1510 SW Harbor Way, Portland, Oregon, at 2:00 p.m., local time, on April 20, 2016 to take action on the following business:

MANAGEMENT PROPOSALS. The Board of Directors recommends you vote FOR each director nominee and FOR the following proposals:

1.
Election of Directors. Elect 11 nominees to Umpqua Holdings Corporation’s board of directors, to hold office until the 2017 annual meeting of shareholders and qualification and election of their successors.

2.	Amendment to 2013 Incentive Plan. Approve the addition of 8.0 million shares (equivalent to 4.0 million restricted stock or performance share awards) to the 2013 Incentive Plan.

3.
Ratification (Non-Binding) of Registered Public Accounting Firm Appointment. Ratify the Audit and Compliance Committee’s appointment of Moss Adams LLP as Umpqua Holdings Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

4.
Advisory (Non-Binding) Resolution to Approve Executive Compensation. Approve the following advisory (non-binding) proposal: “RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

OTHER BUSINESS. Considering and acting upon such other business that is properly brought before the annual meeting or any adjournments or postponements thereof. As of the date of this notice, the board of directors knows of no other matters to be brought before shareholders at the meeting.
If you were a shareholder of record of Umpqua Holdings Corporation common stock as of the close of business on February 11, 2016, you are entitled to receive this notice and vote at the annual meeting, and any adjournments or postponements thereof. This Proxy Statement and accompanying proxy card are being sent or made available on or about March 7, 2016.

For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on the enclosed proxy card. You can choose to receive proxy materials by mail or e-mail if you request them and you continue to have the right to vote by mail, as well as by telephone and on the internet.

You will find our Proxy Statement, Form 10-K and other important information at our website: www.umpquaholdingscorp.com. When you visit our site, you can also subscribe to e-mail alerts that will notify you when we file documents with the SEC and issue press releases. Your vote is important. Whether or not you expect to attend the annual meeting, it is important that your shares be represented and voted at the meeting.

By Order of the Board of Directors,

Andrew H. Ognall
March 7, 2016	EVP/General Counsel/Secretary

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PROXY STATEMENT FOR 2016 ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the board of directors of Umpqua Holdings Corporation, an Oregon corporation, for the annual meeting of shareholders and at any adjournments or postponements of the meeting. This Proxy Statement and accompanying proxy card are being sent or made available on or about March 7, 2016. In this Proxy Statement we refer to Umpqua Holdings Corporation as the “Company,” “Umpqua,” “we,” “us,” “our,” or similar references; to Sterling Financial Corporation as “Sterling”; and to the merger of Sterling with and into Umpqua effective as of April 18, 2014, as the “Sterling merger.”

ii

2016 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider, and you should read the entire proxy statement carefully before voting. For information about the meeting and voting please see Questions and Answers About the Shareholder Meeting at the end of this Proxy Statement. Your vote is very important. The board of directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card.

2015 FINANCIAL PERFORMANCE AND COMPENSATION HIGHLIGHTS

Strong growth in core areas and improvement in key metrics
•    gross loans and leases grew 10% to $16.8 billion at December 31, 2015, from $15.3 billion at December 31, 2014
•    deposits increased 5% to $17.7 billion at December 31, 2015, from $16.9 billion at December 31, 2014
•    return on average assets (operating earnings basis) for 2015 improved to 1.11% from 1.06% in the prior year
•    declared dividends of $0.62 per share in 2015, a dividend yield of 3.9% for the year ended December 31, 2015
•    tangible book value grew by 4% in 2015
•    2015 operating earnings of $1.15 per diluted share, a 6.5% increase over 2014

Financial benefits of Sterling merger	• operating earnings per share accretion exceeded target of 12% accretion • achieved $82 million, or 95%, of $87 million (annualized) cost synergy target in December 2015

Shareholder engagement initiatives
•    commenced a shareholder outreach program to discuss corporate governance and compensation matters
•    leading up to the 2016 annual meeting we reached out to shareholders holding approximately 75% of our outstanding common stock

Long-term focused compensation program with strong governance features
•    predominantly performance-based incentive programs:
o    equity awards tied to total shareholder return
o    annual cash incentives tied to meaningful operating earnings per share results
o    circuit-breaker provisions in incentive awards
•    stock retention, or hold-to-retirement, requirement for executive officers
•    clawback provisions applicable to all cash incentives and equity awards
•    issued an average of 0.38% of shares outstanding under our shareholder-approved equity plans over the past three years
•    avoid problematic pay practices such as single-trigger change-in-control provisions and tax gross ups severance or change-in-control benefits
•    independent Compensation Committee that engages its own advisors

ELECTION OF DIRECTORS

The Board has nominated the following 10 independent directors and our CEO for election:
Nominee	Age	Principal Occupation	Director Since
Luanne Calvert	53	Chief Marketing Officer for Virgin America Inc.	2015
Raymond Davis	66	President and CEO of Umpqua	1999
Peggy Fowler	64	Retired President and CEO of Portland General Electric	2009
Stephen Gambee	52	President and CEO of Rogue Valley Properties, Inc.; Managing Member of Rogue Waste Systems, LLC	2005
James Greene	62	Founder and Managing Partner of Sky D Ventures	2012
Luis Machuca	58	President and CEO of Enli Health Intelligence	2010
Maria Pope	51	Senior Vice President, Power Supply, Operations and Resource Strategy for Portland General Electric	2014
John Schultz	51	Executive Vice President, General Counsel and Corporate Secretary of Hewlett Packard Enterprise	2015
Susan Stevens	65	Retired head of Corporate Banking for the Americas at J.P. Morgan Securities	2012
Hilliard Terry	46	Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited	2010
Bryan Timm	52	President of Columbia Sportswear Company	2004

AMENDMENT TO 2013 INCENTIVE PLAN

Shareholders approved our 2013 Incentive Plan on April 16, 2013. We are seeking approval of a proposed amendment to authorize additional shares for up to 4.0 million full value awards (or 8.0 million stock options or stock appreciation rights). The board believes that issuing equity grants provides appropriate long-term incentives and is a critical part of a competitive compensation package. Please carefully review the more detailed information about the 2013 Incentive Plan and proposed amendment in this Proxy Statement.

We have used shares under the 2013 Incentive Plan responsibly:

(1) Shares outstanding under all equity plans (including Plans assumed in mergers) divided by shares outstanding at year end (based on Company’s annual reports).	(2) Shares granted under all equity plans in the calendar year divided by weighted average diluted shares outstanding (based on Company’s annual reports).

ANNUAL MEETING BUSINESS

ITEM 1. ELECTION OF DIRECTORS
Umpqua’s articles of incorporation and bylaws provide that each director is elected to serve a one-year term of office, expiring at the next annual meeting of shareholders. Our articles of incorporation establish the number of directors at between six and 19, with the exact number to be fixed from time to time by resolution of the board of directors. The number of directors is currently set at 13, and will be set at 11 effective at the annual meeting.

Directors are elected by a plurality of votes, which means that the nominees who receive the highest number of votes cast “FOR” will be elected, regardless of the number of votes each nominee receives. However, in an uncontested election, our majority voting policy requires that any nominee for director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election shall promptly tender his or her resignation to the board Chair following certification of the shareholder vote. In determining the votes cast for the election of a director, abstentions and broker non-votes are excluded. The Governance Committee of the board considers the offer of resignation and recommends to the board whether to accept it. Our policy requires the board to act on the Governance Committee’s recommendation within 90 days following the shareholder meeting, and board action on the matter requires the approval of a majority of the independent directors. Shareholders are not entitled to cumulate votes in the election of directors.

The board of directors has nominated the following directors, each of whom currently serves as a director of Umpqua and Umpqua Bank, for election to one-year terms that will expire at the 2017 annual meeting:

Luanne Calvert
Raymond P. Davis
Peggy Y. Fowler
Stephen M. Gambee
James S. Greene
Luis F. Machuca
Maria M. Pope
John F. Schultz
Susan F. Stevens
Hilliard C. Terry, III
Bryan L. Timm

Each of the nominees other than directors Calvert and Schultz was elected to serve on the board at the 2015 annual meeting. Directors Calvert and Schultz joined the board of directors in September 2015. The individuals appointed as proxies intend to vote “FOR” the election of the nominees listed above. If any nominee is not available for election, the individuals named in the proxy intend to vote for such substitute nominee as the board of directors may designate, upon the recommendation of the Governance Committee. Each nominee has agreed to serve on the board and we have no reason to believe any nominee will be unavailable to serve.

The Governance Committee has oversight responsibility for recommending to the board a slate of nominees to be presented to the shareholders for election at each annual meeting. Our Statement of Governance Principles, available at www.umpquaholdingscorp.com, provides that directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our shareholders. Collectively, the board should have policymaking experience in the major business activities of the Company and its subsidiaries or in similar businesses and, to the extent practical, should be representative of the major markets in which the Company operates. In addition, we seek directors who are civic minded and whose activities provide valuable perspective on important social and economic issues relevant to our business and the communities where our customers and employees work and live.

Nominees

The age (as of March 1, 2016), business experience, and position of each of the directors currently serving is stated below. We also provide information about skills, qualifications and attributes of each director that led to the conclusion that he or she should serve on our board.

Luanne Calvert, age 53, was appointed to the board in September 2015. Ms. Calvert is currently Chief Marketing Officer for Virgin America Inc. (NASDAQ: VA), an airline that provides air travel services in the continental United States and Mexico, a position she has held since 2012. She was previously Vice President, Marketing with Virgin America Inc., a position she held from 2011-2012. She was an independent marketing strategy consultant from 2009-2011 for LVMH and Moleskine clients.   She previously served as Creative Director at Google and was the CEO of her own agency, Mixed Marketing.  From 1999-2002 she served as Director of Marketing at Yahoo! Inc.

Qualifications and Experience:

Leadership:  Luanne leads the airline’s brand strategy, online marketing, public relations, promotions, advertising, social media, in-flight entertainment + technology, website, analytics, in-house creative and loyalty teams including the airline's Elevate frequent flyer program and credit card businesses; she reports directly to the CEO, overseeing a team of 40 professionals, and manages a marketing budget in the tens of millions. She is also an active participant with the Virgin America Board of Directors.
Industry/Skills:  With Umpqua’s retail strategy and brand focus in the banking industry, Luanne’s years of experience with national and global brands will provide significant insight.
Civic:  Non-profit board leadership at SF Travel and advisory role at First Graduate. She is also an advisor to iMedia, and Venture Beat.
Governance:  Current member of SF Travel’s Marketing Committee and Umpqua’s Compensation and Finance and Capital Committees.

Luanne Calvert

Raymond P. Davis, age 66, serves as director, President and Chief Executive Officer of Umpqua, positions he has held since the Company’s formation in 1999. Mr. Davis has served as a director of Umpqua Bank since June 1994. He has served as President and Chief Executive Officer of Umpqua Bank for over 19 years.

Qualifications and Experience:

Leadership: Extensive leadership, management and business operations experience as President and CEO of Umpqua and Umpqua Bank. Mr. Davis is the author of two books on leadership in business: Leading for Growth and Leading through Uncertainty.
Industry: More than 35 years’ experience in the financial services industry, including his positions as President and CEO of Umpqua and Umpqua Bank and as President of US Banking Alliance, a bank consulting firm.
Finance: Expertise as Chief Financial Officer of Security Bank, Reno, Nevada.
Civic:  Board service with SOLV, an Oregon organization fostering environmental stewardship, and Founders Circle, as well as service on the Big Brothers Big Sisters, Children’s Council.
Governance: Current member of the Umpqua Executive, Finance and Capital, and Enterprise Risk and Credit Committees.

Raymond P. Davis

Peggy Y. Fowler, age 64, was appointed to the board in April 2009. Ms. Fowler served as CEO and President of Portland General Electric Company (“PGE”) (NYSE: POR) from April 2000 to December 31, 2008 and as Co-CEO from January 1, 2009 to March 1, 2009. She was Chair of the PGE board from May 2001 until January 2004. She served as President of PGE from 1998 until 2000 and is currently a director of Hawaiian Electric Industries (NYSE: HEI) and Hawaiian Electric Company.

Qualifications and Experience:

Leadership: Strong leadership and business operations experience as President and CEO of PGE, director of Cambia Health Solutions, Inc., Chief Operating Officer of PGE’s Distribution Operations, Senior Vice President of PGE’s customer service and delivery and Vice President of PGE’s power production and supply.
Industry: Banking industry experience as director of the Portland branch of the Federal Reserve Bank of San Francisco.
Finance: Expertise serving as a committee member for several entities: Audit Committee for Hawaiian Electric Company; Finance Committee for PGE; and Audit, Investment and Executive and Governance Committees for Cambia.
Civic: Board service as a director for PGE Foundation and Mentor for International Women’s Forum.
Governance:  Current Chair of Umpqua’s Board of Directors and Chair of the Umpqua Executive and Governance Committees.

Peggy Y. Fowler

Stephen M. Gambee, age 52, was appointed to the board in July 2005. Since 1994 he has been the President and CEO and a shareholder of Rogue Valley Properties, Inc. and a Managing Member of Rogue Waste Systems, LLC, a family owned business providing waste disposal and environmental services in the Southern Oregon area. Prior to assuming the duties of the family businesses, Mr. Gambee was a real estate economist employed by Robert Charles Lesser & Co./Hobson & Associates as the Pacific Northwest Director of Consulting.

Qualifications and Experience:

Leadership: Management, leadership, business operations and governmental relations experience as President and CEO of Rogue Valley Properties and Managing Member of Rogue Waste Systems, LLC, which are environmentally conscious waste management businesses.
Civic:  Currently Chair of Jackson County Board of Commissioners Economic Development Advisory Committee and Secretary of the Medford-Jackson County Chamber of Commerce. Mr. Gambee has also previously served as: Director and President of the Craterian Theater/Collier Center of the Performing Arts; Treasurer of YPO Oregon Evergreen Chapter; Director and Treasurer for Rogue Gallery and Art Center; and Director of the Jackson‑Josephine County Boys and Girls Club.
Governance:  Current Chair of the Umpqua Enterprise Risk and Credit Committee and member of the Umpqua Executive, Audit and Compliance, and Governance Committees.

Stephen M. Gambee

James S. Greene, age 62, was appointed to the board in July 2012. Mr. Greene is currently Founder and Managing Partner of Sky D Ventures, a private equity and advisory services company serving the financial services and FinTech global market. Prior to Sky D Ventures, Mr. Greene was a general partner of Frost Data Capital, LLC, an investment and incubator vehicle for “big data” companies, from November 2013 to October 2015. He was previously a Vice President with Cisco Systems, Inc. (NASDQ: CSCO) in its Global Advanced Services Organization, a position he held from February 2012 to September 2013. He joined Cisco in 2005 as Vice President and Global Head of its Financial Services Consulting Business. From there he served as leader of Cisco’s global Strategic Partner Organization.

Qualifications and Experience:

Leadership: Business and technology strategy formulation, private equity and venture investing, business operations and information technology systems, solutions, sales and delivery. Senior executive roles at Accenture, CapGemini and Cisco Systems, Inc.
Industry: Global Financial Services and Global FinTech. Big data platforms and solutions.
Finance: Serving the global financial services industry for 33 years.
Civic: Neighborhood association and board. Community sports teams.
Governance: 10 year member of the board of Electronics For Imaging, Inc., a public company (NASDAQ: EFII), where he served on the board’s Audit Committee, Governance and Nomination Committees. Current member of Umpqua’s Executive, Finance and Capital, Governance, and Compensation Committees and Chair of Pivotus Ventures, Inc. He has served on several private company boards and advisory boards.

James S. Greene

Luis F. Machuca, age 58, was appointed to the board in January 2010. Since January 2002, he has been President and Chief Executive Officer of Enli Health Intelligence Corporation, a healthcare applications company that activates collaborative care.

Qualifications and Experience:

Leadership: Business operations and innovation technology experience as President and CEO of Enli Corporation as well as senior leadership roles at Intel Corp., EVP of the NEC Computer Services Division of PB-NEC Corp. and President and COO of eFusion Corp.
Civic:  Serves on the Cambia Health Solutions Board of Directors and chairs the UniteOr Board of Directors. He has served as director or trustee of the University of Portland Board of Regents, the Oregon Health & Science University Foundation Board of Trustees, the ENDfootwear Advisory Board, the Catholic Charities of Oregon Board of Directors, the Portland Metropolitan Family Services Board of Directors, the Jesuit High School Board of Trustees, the Lifeworks NW Board of Directors, and the Boy Scouts of America Cascade Pacific Council Executive Board.
Governance: Chair of Umpqua’s Compensation Committee and serves on the Umpqua Executive, Finance and Capital, and Governance Committees.

Luis F. Machuca

Maria M. Pope, age 51, joined the board in April 2014, effective with the closing of the Sterling merger.  Since March 2013, Ms. Pope has served as Senior Vice President, Power Supply, Operations, and Resource Strategy for PGE. Prior to this, she served as Chief Financial Officer and Treasurer from January 2009 and was a member of the board of directors of PGE from 2006 to 2008. She serves as a general partner shareholder and director of Pope Resources, a Delaware limited partnership.

Qualifications and Experience:

Leadership:  Leadership and business management experience as a senior executive of PGE and her former positions as chief financial officer of Mentor Graphics Corp. and Pope & Talbot, Inc.
Finance: CFO roles of three publicly traded companies and past Chair of the Audit Committees of TimberWest Forest Corp., Premera Blue Cross and Oregon Health & Sciences University (OHSU).
Civic:  Vice Chair of OHSU’s Governing Board (appointed by the Governor, 2010), prior Chair of the Oregon Symphony and Council of Forest Industries.
Governance: Serves on the Umpqua Audit and Compliance and Compensation Committees.  Previously served on the Sterling Audit and Credit and Risk Committees and has served on several public, private and advisory boards.

Maria M. Pope

John F. Schultz, age 51, appointed to the board in September 2015. Mr. Schultz is currently Executive Vice President, General Counsel and Corporate Secretary of Hewlett Packard Enterprise (NYSE: HPE), a leading global provider of cutting-edge technology solutions to optimize traditional information technology and help build the secure, cloud-enabled, mobile-ready future uniquely suited to their customers’ needs. He held the same role at Hewlett-Packard Company prior to the company’s separation into Hewlett Packard Enterprise and HP Inc. and served as a member of the HP Executive Counsel from 2012-2015. He was previously Deputy General Counsel, Litigation Investigations and Global Functions with Hewlett-Packard Company, a position he held from 2008-2012.

Qualifications and Experience:

Industry/Skills: As general counsel for a publicly traded corporation, leads risk management functions, including ethics and litigation management.
Civic: Nonprofit leadership.
Governance: Current member of Umpqua’s Audit and Compliance and Enterprise Risk and Credit Committees.

John F. Schultz

Susan F. Stevens, age 65, was appointed to the board in September 2012. Ms. Stevens was a senior executive who retired as head of Corporate Banking for the Americas at J.P. Morgan Securities Inc. in 2011. She held that position from 2006 until 2011. She was at J.P. Morgan for 15 years. Prior to 2006, she was a Managing Director in Loan Syndications, where she was head of the Investment Grade Syndications group from 2001 to 2006. She was head of Capital Markets at Wells Fargo Bank from 1992 to1995. She was with Bank of America for 11 years before joining Wells Fargo. She is active in Golden Seeds, a New York based angel investment group focused on women entrepreneurs.

Qualifications and Experience:

Industry: Over 30 years in the banking industry with broad industry knowledge and experience in client management, capital markets and risk management.
Civic: Board of Trustees of Thunderbird School of Global Management, Glendale, AZ (2012-2014) (on Executive Committee and Chair of Finance and Business Planning Committee) and The Neighborhood Coalition for Shelter, New York, NY (on Executive Committee and Treasurer).
Governance:  Current Vice Chair of the Umpqua Enterprise Risk and Credit Committee and member of the Umpqua Audit and Compliance Committee.

Susan F. Stevens

Hilliard C. Terry, III, age 46, was appointed to the board in January 2010. Since January 2012, he has served as Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited (NYSE: TGH), an intermodal marine container management and leasing company. Before joining Textainer, he was Vice President and Treasurer of Agilent Technologies, Inc. (NYSE: A), which he joined in 1999, prior to the company’s initial public offering and spinoff from Hewlett-Packard Company (“HP”). Mr. Terry held positions in investor relations and/or investment banking with Kenetech Corporation, VeriFone, Inc. and Goldman Sachs & Co.

Qualifications and Experience:

Leadership: Senior leadership and business management experience as a senior executive of Textainer Group Holdings Limited and previously as an executive of Agilent Technologies, Inc.
Marketing:  Extensive investor communications and marketing experience as the Head of Investor Relations and primary spokesperson to the investment community for Agilent Technologies, Inc. and Global Marketing Manager for VeriFone, Inc., an HP subsidiary.
Finance: Mr. Terry has 11 years of financial management experience. In his current role as a public-company CFO, he currently oversees the accounting, treasury, credit and collections, internal audit and risk management functions of Textainer. Previously he was responsible for Agilent’s global treasury organization which included corporate cash management, corporate finance, customer financing, foreign exchange, pension assets and risk management. He was also a member of the company’s Benefits Committee, which has fiduciary oversight for Agilent’s employee benefit and retirement programs. He oversaw investments of a multi-billion dollar global corporate cash portfolio and defined benefit (pension) assets for the company.
Governance: Current Chair of Umpqua’s Finance and Capital Committee and serves on the Enterprise Risk and Credit, Executive and Governance Committees.
Civic: Board of Trustees, Oakland Museum of California (member of the Executive and Governance Committees).

Hilliard C. Terry, III

Bryan L. Timm, age 52, was appointed to the board in December 2004. Since February 2015, Mr. Timm has been the President of Columbia Sportswear Company (NASDAQ: COLM) and he continues to hold the office of Chief Operating Officer, to which he was appointed in May 2008. Mr. Timm joined Columbia Sportswear in June 1997 as Corporate Controller, was named Chief Financial Officer in July 2002 and in 2003, was named Vice President, Chief Financial Officer and Treasurer.

Qualifications and Experience:

Leadership: Senior leadership and business operations management experience at Columbia Sportswear; as a member of the College of Business and Economics Advisory Board for the University of Idaho; and as a member (2012) and Chair (2013) of the Policyowners’ Examining Committee at Northwestern Mutual Life Insurance Co.
Finance:  Audit and Compliance Committee Chair at Umpqua. Over twenty years serving in financial positions of publicly held companies including CFO of Columbia Sportswear. In addition to his C-level positions with Columbia Sportswear Company, Mr. Timm worked in various accounting, internal audit, and financial positions at publicly held Oregon Steel Mills (NYSE: OS) from 1991 to 1997, rising to Divisional Controller for CF&I Steel, Oregon Steel Mills’ largest division. From 1986 to 1991, he was an accountant with KPMG LLP. He is a CPA (lapsed) in the state of Oregon.
Civic: Director of Doernbecher Children’s Hospital Foundation.
Governance:  Current Vice Chair of the Umpqua Board of Directors, Chair of the Umpqua Audit and Compliance Committee and member of the Umpqua Executive, Governance and Compensation Committees.

Bryan L. Timm

Directors Serving Until the Annual Meeting

Ellen R. M. Boyer, age 56, joined the board in April 2014, effective with the closing of the Sterling merger. Ms. Boyer served as a director of Sterling from 2007. Ms. Boyer currently serves as CFO of Logic20/20 Inc., a business and technology consulting firm. Ms. Boyer served as CFO and COO of Wesley Homes, a continuing care retirement community based in the Seattle area, from August 2011 to February 2014. Prior to that, Ms. Boyer served for nine years as the CFO and COO at Kibble & Prentice, an insurance and financial services company. Ms. Boyer also previously served as the CFO for two technology companies in the Pacific Northwest and was an audit senior manager with PriceWaterhouseCoopers.

Qualifications and Experience:

Leadership: Executive positions in business operations as COO and finance as CFO for Wesley Homes and Kibble & Prentice.
Finance: CPA (active) in the State of Washington. CFO for several technology companies in the Pacific Northwest.
Civic:  Serves on the Board and finance committees with several not-for-profit entities, including Seattle Pacific University and Financial Executives International.
Governance: Current member of the Umpqua Finance and Capital and Enterprise Risk and Credit Committees. Previously Chair of the Audit Committee and a member of the Credit and Risk Committee at Sterling.

Ellen R.M. Boyer

Robert C. Donegan, age 61, joined the board in April 2014, effective with the closing of the Sterling merger. Mr. Donegan served as a director of Sterling from 2010 and as a director of Golf Savings Bank from 2006 until its merger with Sterling Bank. Since September 2001, Mr. Donegan has served as president of Ivar's, Inc., now in its 78th year as a Seattle restaurant company with more than 80 locations. He also served as the CFO and a director of Ivar's, Inc., for four years prior to becoming president. Before that, Mr. Donegan was an executive vice president and the CFO of Peet's Coffee.

Qualifications and Experience:

Leadership: Business operations and executive leadership as President of Ivar’s.
Finance: CFO experience for both Ivar’s and Peet’s Coffee.
Civic: Commissions, committees and task forces for the City of Seattle, King County (WA) and the State of Washington including previous service as Chair of the Board of the Seattle Metropolitan Chamber of Commerce, and a board member of the Seattle Aquarium, the Chief Seattle Council of the Boy Scouts, the Seattle Historic Waterfront Association and the Seattle Sports Commission.
Governance: Current member of Umpqua’s Audit and Compliance and Compensation Committees. Served as a member of Sterling’s Audit Committee and as Vice-Chair of Sterling Bank's Directors Trust Committee.

Robert C. Donegan

Director Independence

The board of directors has determined that all directors except Mr. Davis are “independent,” as defined in the NASDAQ listing standards. In determining the independence of directors, the board considered the responses to annual Director & Officer Questionnaires that indicated no transactions with directors other than banking transactions with Umpqua Bank, and arrangements under which Umpqua Bank purchases waste disposal services in southern Oregon from a company affiliated with Mr. Gambee at standard, regulated rates, which in 2015 totaled $5,967. The board also considered the lack of any other reported transactions or arrangements; directors are required to report conflicts of interest and transactions with the Company pursuant to our Corporate Governance Principles and Code of Ethics, which can be found on our website www.umpquaholdingscorp.com. See Related Party Transactions for additional information.

Board Recommendation
The board of directors unanimously recommends a vote “FOR” the election of all nominees.

ITEM 2. AMENDMENT TO 2013 INCENTIVE PLAN
Introduction
At the 2013 annual meeting shareholders approved the Company’s 2013 Incentive Plan (the “2013 Plan”). The 2013 Plan initially authorized the issuance of equity awards with respect to four million shares of Umpqua common stock; however, the 2013 Plan has a fungible share reserve under which each share granted in respect of full value awards, such as restricted stock or restricted stock units, counts as two shares. As a result, the 2013 Plan initially authorized the issuance of a maximum of:

•	four million shares of Umpqua common stock through awards of stock options or stock appreciation rights or

•	two million shares of Umpqua common stock through full value awards of restricted stock or restricted stock units.

We are requesting that shareholders approve an amendment to the 2013 Plan to add eight million shares to the maximum number of shares of common stock authorized for issuance under the 2013 Plan, which is the equivalent of a maximum of an additional four million shares for full value awards. The 2013 Plan is our only plan for providing equity incentive compensation to our employees and directors. The board believes that issuing equity awards provides appropriate long-term incentives that align the interests of employees with shareholders generally and is a critical part of a competitive compensation package.

Good Equity Pay Practices

The 2013 Plan is designed to reinforce the alignment between the interests of employees with shareholders generally and, as highlighted below, includes a number of provisions that the Company believes represent best practices.

•	No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the 2013 Plan can be automatically replenished.

•
No Liberal Share “Recycling.” Shares issued in respect of awards that have been settled or exercised will not be available for future grants. Shares withheld by or delivered to the Company to satisfy the exercise price of stock options or tax withholding obligations will also be considered issued under the 2013 Plan and not available for future grants.

•	Minimum Vesting Period. All awards have a minimum vesting period of at least one year.

•	No Discounted Stock Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the date of grant.

•
No “Repricing” without Shareholder Approval. The Company may not, without the approval of shareholders, (i) reduce the exercise price of an outstanding stock option or the grant price of an outstanding stock appreciation right (“SAR”), (ii) cancel and re-grant an outstanding option or SAR or exchange such option or SAR for either cash or a new award with a lower (or no) exercise price when the exercise price of such option or the grant price of such SAR is above the fair market value of a share of Common Stock.

•	“Double Trigger” Vesting. Awards issued under the 2013 Plan will not vest solely upon a “change in control” (as defined in the 2013 Plan) so long as they are assumed by the successor.

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No Dividends on Unvested Awards. The 2013 Plan prohibits the payment of dividends or dividend equivalents on awards until the applicable vesting conditions have been satisfied, although dividends and dividend equivalents may accrue subject to satisfaction of such conditions.

•	Limited Transferability. Awards generally may not be transferred, except by will or the laws of descent, unless approved by the Compensation Committee.

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Clawback. Clawback provisions consistent with the Company’s annual incentive plan provide the Compensation Committee and the board of directors with the ability to recover awards (or the value thereof) from any 2013 Plan participant that vested based upon materially inaccurate financial statement or other performance metrics.

Authorized Shares

Shares available for issuance under the 2013 Plan may be used to issue any type of award permitted under the 2013 Plan. The 2013 Plan, however, contains a fungible share reserve feature. Under this feature, a distinction is made between the number of shares in the reserve attributable to stock options and stock appreciation rights and to full value awards. Full value awards initially count as two shares against the share reserve whereas stock options and stock appreciation rights count as one share. Since inception, we have issued the following under the Plan:

Award Issued Under 2013 Plan
Year	Stock Options / Stock Appreciation Rights	Full Value Awards
2013	-	169,323
2014	-	839,692
2015	-	639,461
2016 (through February 29, 2016, and including conditional grants)	-	535,313

As of February 11, 2016, no shares remained authorized but unissued under the 2013 Plan.

2013 Plan Reserves for Full Value Awards
Initial shares authorized under the 2013 Plan	2,000,000
Shares awarded as full value awards from April 2013 through February 11, 2016*	(2,083,789)
Cancellations of full value awards (added to the share reserve through February 11, 2016)	122,963
Shares available to be granted as of February 11, 2016*	39,174
Additional shares requested for full value awards	4,000,000
Full value awards issued contingent upon shareholder approval of the amendment	(100,000)
Estimated total shares available to be granted if amendment is approved**	3,939,174
* Excludes conditional grant described below.
** We have issued only full value awards under the 2013 Plan and our current plan is to continue that practice. The total shares available for issuance as stock options and SARs if the amendment is approved is estimated at 7,878,348.

Determination of Number of Shares

In setting the proposed number of additional shares for the 2013 Plan, the Compensation Committee and the board of directors considered the following:

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the average equity expenditures, commonly referred to as the average “burn rate,” as calculated by Institutional Shareholder Services (“ISS”) as of December 1, 2015, under the 2013 Plan over three years, which equaled 1.16% compared to an ISS-reported burn rate benchmark for banks in the Russell 3000 Index of 3.17%;

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the value of available and new shares, compared to total market value of the Company’s shares (“SVT”) as calculated by ISS as of December 1, 2015, and described in more detail below, which totaled 2.2% and compared favorably to an ISS benchmark of 5.4%; and

•	the potential dilutive effect of new and available shares compared to the total common shares outstanding (“Voting Power Dilution”) included in the ISS analysis and described in more detail below; and

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the proposed additional shares are expected to provide an approximate four to five year supply of shares for full value awards and we would anticipate seeking shareholder approval for additional shares at the 2020 annual meeting.

The following table shows the shareholder value transfer, or SVT, assuming a 200-day average stock price/average award value of $17.30 and a market value of $3,808,947,488 as of December 1, 2015:

	Share Allocation	Average Award Value	SVT ($)	SVT as % of Market Value
New Shares	4,000,000	$17.30	69,200,000	1.8
Available Shares (as of 12/1/15)	351,524	$17.30	6,081,365	0.2
Outstanding Shares (as of 12/1/15)	639,461	$17.30	11,062,675	0.3
Total Shares	4,990,985		86,344,041	2.3

The following table shows the potential dilution resulting from issuance of all new shares and all available shares (assuming all new grants are issued as stock options or stock appreciation rights) as compared with total common shares outstanding of 220,170,375 as of December 1, 2015.

	Share Allocation	Voting Power Dilution
Maximum New Shares	8,000,000	3.51
Available Shares (as of 12/1/15)	703,048	0.32
Outstanding Shares (as of 12/1/15)	639,461	0.24
Total Shares	9,342,509	4.07

The following table shows the potential dilution resulting from issuance of all new shares and all available shares (assuming only full value awards are issued) as compared with total common shares outstanding of 220,170,375 as of December 1, 2015.

	Share Allocation	Voting Power Dilution
Maximum New Shares	4,000,000	1.78
Available Shares (as of 12/1/15)	351,524	0.16
Outstanding Shares (as of 12/1/15)	639,461	0.29
Total Shares	4,990,585	2.22

Plan Benefits

Future benefits under the 2013 Plan are not currently determinable, except with respect to awards made on February 1, 2016 that are contingent on shareholder approval of the proposed amendment.

The following table lists the number of shares of restricted stock issued contingent on shareholder approval:

New Plan Benefits 2013 Incentive Plan
Name and Position	Number of Shares
Davis, Raymond, President/CEO	100,000
O’Haver, Cort, President Commercial Bank	-
Seibly, J. Gregory, President Consumer bank	-
Farnsworth, Ronald, CFO	-
Ognall, Andrew, EVP/General Counsel	-
Executive Group (eight individuals)	100,000
Non-Executive Director Group	-
Non-Executive Officer Employee Group	-

2016 Awards

In February 2016, non-employee directors received a total of 14,063 shares under the 2013 Plan in the form of restricted stock awards as part of the quarterly director retainer compensation. On February 1, 2016, executive officers (other than the CEO whose grant of 100,000 restricted stock awards is contingent upon shareholder approval) received 191,000 restricted stock awards under the 2013 Plan and other employees received 230,250 restricted stock awards under the 2013 Plan. These awards are not contingent upon shareholder approval of the proposed amendment.

Text of Proposed Amendment

The proposed amendment to Section 5.1 of the 2013 Plan is as follows (highlighted):

“5.1    Number of Shares Available. Subject to adjustment in accordance with Section 13, the total number of shares of Common Stock available for the grant and issuance under the Plan is twelve (12) ~~four (4)~~ million; provided that, no more than four (4) million shares of Common Stock may be granted as Incentive Stock Options. Any shares of Common Stock granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) Option or Stock Appreciation Right awarded. Any shares of Common Stock granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against this limit as two (2) shares of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards. Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.”

Key Terms of the 2013 Plan

A copy of the 2013 Plan is available through our SEC filings as an exhibit to our most recently filed Form 10-K and as a separately filed appendix to this Proxy Statement, which filings are available through our investor relations web site (www.umpquaholdingscorp.com) in the “Financial Information” section under “SEC filings”, or at the SEC’s web site (http://www.sec.gov/edgar/searchedgar/companysearch.html). The only matter related to the 2013 Plan that you are being asked to vote on is the amendment described above to add eight million shares to the number of shares authorized for issuance under the 2013 Plan.

Recent Amendments to the Plan. The Compensation Committee regularly reviews the terms of the Plan and periodically considers amendments to reflect best practices or changes in Company practices. In January 2016, the Compensation Committee recommended, and the board of directors approved, the following three amendments to the 2013 Plan that did not require shareholder approval:

•	a limit on the Compensation Committee’s discretion with respect to vesting conditions by requiring that all awards have a minimum vesting period of at least one year;

•	a prohibition on the cash buyout of underwater stock options unless approved by shareholders; and

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clawback provisions consistent with the Company’s annual incentive plan that provide the Compensation Committee and the board of directors the ability to recover awards (or the value thereof) from any 2013 Plan participant that vested based upon materially inaccurate financial statement or other performance metrics.

Administration. The selection of participants in the 2013 Plan, the level of participation of each participant and the terms and conditions of all awards are determined by the Compensation Committee. It is intended that each member of the Compensation Committee will be an “independent director” for purposes of the Company’s Corporate Governance Guidelines, the Compensation Committee Charter and NASDAQ listing requirements; a “non-employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended; and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Currently, the Compensation Committee is comprised of six members, each of whom meets these independence criteria. The Compensation Committee has the discretionary authority to interpret the 2013 Plan, to prescribe, amend and rescind rules and regulations relating to the 2013 Plan, and to make all other determinations necessary or advisable for the administration of the 2013 Plan. The Committee may delegate authority to administer the 2013 Plan as it deems appropriate, subject to the express limitations set forth in the 2013 Plan.

Eligibility and Participation. All of the Company’s employees and non-employee directors are eligible to participate in the 2013 Plan. As of the date of this proxy statement, all non-employee directors and all employees (approximately 4,491) are eligible to participate in the 2013 Plan. From time to time, the Compensation Committee will determine who will receive awards, the number of shares subject to such awards and all other award terms. In addition, the Compensation Committee may grant awards to consultants engaged to provide bona fide consultant or advisory services other than as an employee or director.

Limits on Awards. Each share of Company common stock subject to a stock option or stock appreciation award reduces the number of shares available for issuance under the 2013 Plan by one share, and each share subject to any other award reduces the number of shares available for issuance by two shares. A maximum of 400,000 shares may be granted under the 2013 Plan to an individual pursuant to stock options and stock appreciation rights awarded during any one-year period. For any other award, a maximum of 200,000 shares may be granted under the 2013 Plan to an individual during any one-year period. No more than four million shares may be granted pursuant to incentive stock options under the 2013 Plan.

Common Stock Issued. Shares delivered under the 2013 Plan will be authorized but unissued shares of Umpqua common stock or shares repurchased in the open market or otherwise. To the extent that any award payable in shares granted under the 2013 Plan is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made in shares, the shares will be available for new awards under the 2013 Plan, and will return at the same ratio as the ratio at which they were granted. Shares issued under awards and used to satisfy tax withholding obligations or the exercise price of stock options do not return to the 2013 Plan. Any awards settled in cash will not be counted against the maximum share reserve under the 2013 Plan.

Types of Awards. The Company’s current equity compensation awards to employees are generally comprised of restricted stock awards or restricted stock units, including awards with performance based vesting conditions. The 2013 Plan makes available a variety of other equity awards, such as stock options and stock appreciation rights to provide a competitive array of alternatives. The types of awards that may be issued are described in more detail below.

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Stock Options. Stock options may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The price of any stock option granted may not be less than the fair market value of Umpqua common stock on the date the stock option is granted. The option price is payable in cash, shares of Umpqua common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee. Fair market value is defined as the value of a share of Umpqua’s common stock determined by the NASDAQ closing price as of the grant date or, in the absence of an established trading market by the Compensation Committee in good faith. The Compensation Committee determines the terms of each stock option grant at the time of the grant. The exercise term is up to ten years. The Compensation Committee specifies at the time each stock option is granted the time or times at which, and in what proportions, a stock option becomes vested and exercisable. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business or stock price performance goals established by the Compensation Committee or both. The Compensation Committee may accelerate the vesting of stock options at any time and, may provide for accelerated vesting in the award agreement. In general, except for termination for cause as described in the 2013 Plan, a stock option expires on the earlier of the scheduled expiration date and 12 months after termination of service, if service ceases due to disability or if the participant died while employed by the Company or any of its affiliates, or three months after termination of service, if service ceases under any other circumstances.

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Stock Appreciation Rights. A stock appreciation right (“SAR”) entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Umpqua common stock on the date of settlement over the base price of the SAR, multiplied by the applicable number of shares of Umpqua common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Umpqua common stock on the date of grant. The Compensation Committee will determine the vesting requirements and the payment and other terms of a SAR. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Compensation Committee or both. The Compensation Committee may accelerate the vesting of SARs at any time. Generally, any SAR, if granted, would terminate after the ten-year period from the date of the grant. SARs may be payable in cash or in shares of Umpqua common stock or in a combination of both as determined by the Committee.

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Restricted Stock. A restricted stock award represents shares of Umpqua common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Vesting requirements may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Compensation Committee or both. The Compensation Committee may accelerate the vesting of restricted stock awards at any time and, may provide for accelerated vesting in the award agreement. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the same rights as one of Umpqua’s shareholders, including all voting and dividend rights, during the restriction period, unless the Compensation Committee determines otherwise at the time of the grant.

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Restricted Stock Units. An award of restricted stock units provides the participant the right to receive a share of Umpqua common stock for each unit. Restricted stock units may be subject to such vesting requirements as the Compensation Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified business performance goals established by the Compensation Committee or both. The Compensation Committee may accelerate the vesting of restricted stock unit awards at any time and, may provide for accelerated vesting in the award agreement. No shares of Umpqua common stock are issued at the time a Restricted Stock Unit is granted, and the Company is not required to set aside a fund for the payment of any such award. A Participant has no voting rights with respect to the shares represented by Restricted Stock Units granted under the 2013 Plan. At the discretion of the Compensation Committee, each Restricted Stock Unit (representing one share of Umpqua common stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock.

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Performance Share Awards and Performance Compensation Awards. These awards are similar to restricted stock or restricted stock units, but are subject to one of the performance-based vesting criteria described below and are designed to comply with the requirements for “qualified performance-based compensation” under Section 162(m) of the Code. Vesting requirements are based on specified business performance goals established by the Compensation Committee pursuant to the terms of the 2013 Plan. The Compensation Committee may accelerate the vesting of performance share awards at any time and, may provide for accelerated vesting in the award agreement. The terms of the award must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award, and preclude discretion to increase the amount of compensation payable under the terms of the award (but give the Compensation Committee negative discretion to decrease the amount of compensation payable).

For awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, the criteria that the Compensation Committee may select for purposes of establishing performance goals for a performance period based on the attainment of specific levels of performance of the Company (or an affiliate, division, business unit or operational unit of the Company) are:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net operating earnings;

•	return on assets, average assets, equity or average equity;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	efficiency ratio;

•	regulatory capital ratios;

•	Capital Adequacy, Management, Earnings, Liquidity and Sensitivity to Market Risk (“CAMELS”) or other regulatory ratings;

•	completion of acquisitions, dispositions or business expansion;

•	credit quality, non-performing asset or non-performing loan levels or ratios or loan delinquency levels;

•	provision for loan losses or net charge-offs;

•	deposits;

•	market share;

•	loans;

•	net interest margin;

•	interest income;

•	non-interest income;

•	interest expense; or

•	non-interest expense.

Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company or an affiliate as a whole or any division, business unit or operational unit of the Company or an affiliate, or as compared to the performance of a group of comparable companies, or published or special index that the Compensation Committee, in its sole discretion, deems appropriate. The Compensation Committee may select the share price performance criterion described above as compared to various stock market indices. To the extent required under Section 162(m) of the Code, the Compensation Committee must, within the first 90 days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the performance criteria it selects. A performance goal may be expressed in percentage growth, absolute growth, cumulative growth, performance in relation to an index, performance in relation to a designated group of peers, a designated absolute amount or per share of Umpqua common stock outstanding.

The Compensation Committee anticipates that, in the near term, it will continue to use operating earnings per share as the financial performance goal for annual incentive plans and use the following as the primary performance goals over three year periods for performance-based equity grants:

•	total shareholder return compared to an index or peer group and

•	return on average tangible common equity compared to a peer group.

The Compensation Committee is authorized, but only to the extent the exercise of such authority would not cause the award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, to adjust or modify the calculation of a performance goal to prevent the dilution or enlargement of the rights of participants based on the following events:

•	discontinued operations;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

•	expenses related mergers or acquisitions;

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extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) or in management’s discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year;

•	acquisitions or divestitures; or

•	any other specific unusual or nonrecurring events, or objectively determinable category thereof.

Effect of Change in Control. Awards under the 2013 Plan are generally subject to special provisions upon the occurrence of a “change in control” (as defined in the 2013 Plan) transaction with respect to the Company. Under the 2013 Plan, in the event of a change in control, all stock options and SARs shall either be (i) assumed or an equivalent option or right shall be substituted by such successor corporation or other entity or a parent or subsidiary of such successor entity, or (ii) terminated in exchange for a payment of cash, securities or other property equal to the fair market value of the portion of the option that is vested and exercisable immediately prior to consummation of the change in control over the exercise price thereof. Unless otherwise provided in an award agreement or employment agreement, if any outstanding option or SAR is to be terminated (in whole or in part), the vesting and exercisability of each such option or SAR shall become vested and exercisable in full prior to the consummation of the change in control at such time and on such conditions as the Compensation Committee shall determine. Except as set forth in an award agreement or employment agreement, vesting of an award does not automatically accelerate in the event of a change in control. In addition, in the event of a change in control, the Compensation Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per share of common stock received or to be received by other shareholders of the Company in the event. Since 2015, we have included double trigger vesting provisions in restricted stock awards and performance shares awards to senior officers, requiring both a change in control and subsequent termination of employment (either by the successor without cause or by the employee for good reason within one year of the change in control) to accelerate vesting.

Adjustments for Corporate Changes. In the event of stock splits, stock dividends, recapitalizations, reclassifications, mergers, spin-offs or other changes affecting the Company or shares of Umpqua common stock, equitable adjustments shall be made to the number of shares of Umpqua common stock available for grant, as well as to other maximum limitations under the 2013 Plan, and the number and kind of shares of Umpqua common stock or other rights and prices under outstanding awards and other terms of outstanding awards affected by such events.

Forfeiture and Clawback. The Compensation Committee may specify in an award agreement that the participant’s rights, payments and benefits under an award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions. Such events may include breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants applicable to the participant, a termination for cause, or other conduct by the participant that is detrimental to the business or reputation of the Company or its affiliates. Any award that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or any clawback policy adopted by the Company. The Compensation Committee and the board of directors also have the ability to recover awards (or the value thereof) from any 2013 Plan participant if vesting was based upon materially inaccurate financial statement or other performance metrics.

Limited Transferability. All awards granted under the 2013 Plan are non-transferable except as provided in an award agreement. Stock options are transferable upon death, either by the participant’s will or the laws of descent and distribution or through a beneficiary designation, or in the case of nonqualified options, during the participant’s lifetime to immediate family members of the participant or other permitted transferees as may be approved by the Compensation Committee.

Withholding of Taxes. The Company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Compensation Committee, participants may have shares withheld from awards to satisfy the minimum tax withholding requirements.

U.S. Tax Treatment of Awards. The following discussion is based on federal tax laws and regulations in effect that are subject to change, and is not a complete description of all federal income tax aspects of the 2013 Plan.

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Incentive Stock Options. An incentive stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

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Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in an amount equal to the difference between the option price and the then market value of the shares. A deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee. The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares. If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange, and the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such excess shares will begin on the date of exercise.

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Stock Appreciation Rights. Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current fair market value of the stock and the base price will be taxed as ordinary income to the employee at the time the stock is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of an SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

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Restricted Stock. A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, provided that the stock subject to the award is subject to restrictions that constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of the Umpqua common stock and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant and the Company will be entitled to a corresponding deduction for tax purposes. A participant who makes an election under Section 83(b) of the Code will include the full fair market value of the restricted stock award in taxable income in the year of grant at the grant date fair market value.

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Restricted Stock Units. A participant who has been granted a restricted stock unit will not realize taxable income at the time of grant, but will recognize taxable income once the restricted stock unit is settled in shares of Umpqua common stock, typically when the restricted stock unit vests upon satisfaction of the vesting conditions. At the time that the restricted stock unit is settled for shares of Umpqua common stock, the recipient will recognize ordinary income in an amount equal to the then fair market value of the Umpqua common stock received and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by a participant upon disposition of Umpqua common stock received in settlement of a restricted stock unit will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the Umpqua common stock at the time received.

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Section 162(m). Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thus allowing the Company the full federal tax deduction otherwise permitted for such compensation. While the 2013 Plan enables the Compensation Committee to grant awards that will be exempt from the deduction limits of Section 162(m) of the Code, the Company may elect to provide non-deductible compensation to its executive officers under the 2013 Plan, and due to the complexity of Section 162(m) of the Code and the regulations promulgated thereunder, it is possible that compensation intended to qualify as “performance-based compensation” will not so qualify.

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Section 409A. Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Code. To be compliant with Section 409A of the Code, rules with respect to the timing of elections to defer compensation, distribution events and funding must be satisfied. The terms of the 2013 Plan are intended to provide that awards under it will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A, but due to the complexity of Section 409A of the Code and the regulations promulgated thereunder, it is possible that compensation will not comply with the terms of Section 409A of the Code.

TAX MATTERS. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2013 Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2013 Plan.

Amendment and Termination. The board of directors may amend the 2013 Plan. However, subject to the exceptions described below, no amendment is effective unless approved by shareholders to the extent shareholder approval is necessary to satisfy any applicable laws or such amendment would:

•	increase the number of shares of common stock issuable pursuant to the 2013 Plan;

•	expand the group of persons eligible to receive awards;

•	authorize the amendment of any stock option to reduce its exercise price;

•	permit the cancellation and replacement of any stock option with the grant of an award having a lesser per share exercise price; or

•	permit the cash buyout of an underwater stock option.

Exceptions to the shareholder approval requirements include amendments related to:

•	equitable adjustments upon changes in Umpqua common stock (for example, stock splits); and

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amendments to provide participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to incentive stock options or to the nonqualified deferred compensation provisions of Section 409A of the Code or to bring the 2013 Plan or awards granted under it into compliance therewith.

Rights under any award granted before amendment of the 2013 Plan are not impaired unless the participant consents in writing.

Duration. The 2013 Plan became effective as of December 14, 2012, subject to shareholder approval, which we received on April 16, 2013, and terminates automatically on April 15, 2023. No award may be granted pursuant to the 2013 Plan after such date, but awards granted prior to termination may extend beyond that date. The board of directors may suspend or terminate the 2013 Plan at any earlier date, and no awards may be granted while the 2013 Plan is suspended. Unless the Company submits the performance award provisions of the 2013 Plan (and related defined terms) to shareholders at the 2018 annual meeting (or any earlier meeting designated by the board of directors), in accordance with the requirements of Section 162(m) of the Code, and receives shareholder approval, then no further performance compensation awards will be made to specified employees under Section 10 of the 2013 Plan after the 2018 annual meeting, but the 2013 Plan may continue in effect for awards to participants that are tax deductible regardless of whether Section 162(m) shareholder approval requirements are met.

Vote Required for Approval of the 2013 Plan

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval of the 2013 Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes will not be considered entitled to vote on this item and therefore will not be counted in determining the number of shares necessary for approval.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the proposed amendment to the Company’s 2013 Incentive Plan.

Equity Compensation Plan Information

The following table sets forth information about equity compensation plans that provide for the award of securities or the grant of options to purchase securities to employees and directors of Umpqua and its subsidiaries and predecessors by merger that were in effect at December 31, 2015.

(shares in thousands)
	Equity Compensation Plan Information
	(A)	(B)	(C)
Plan category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted average exercise price of outstanding options, warrants and rights (3)	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (A)
Equity compensation plans approved by security holders
2013 Stock Incentive Plan (1)	—	—	923
2003 Stock Incentive Plan	449	15.90	—
Other (2)	325	17.39	—
Total	774	16.52	923
Equity compensation plans not approved by security holders	—	—	—
Total	774	16.52	923

(1)
At the annual meeting on April 16, 2013, shareholders approved the 2013 Plan, which, among other things, authorizes the issuance of equity awards to directors and employees and reserves 4.0 million shares of the Company’s common stock for issuance under the plan (up to 2.0 million shares for “fill value awards”). With the adoption of the 2013 Plan, no additional awards have been or will be issued from the 2003 Stock Incentive Plan or the 2007 Long Term Incentive Plan. Under the terms of the 2013 Plan, options and awards generally vest ratably over a period of three to five years, the exercise price of each option equals the market price of the Company's common stock on the date of the grant, and the maximum term is ten years. The 2013 Plan weights “full value awards” (restricted stock and performance share awards) as two shares issued from the total authorized under the 2013 Plan; we have issued only full value awards under the 2013 Plan. For purposes of column (C) above, the total number of shares available for future issuance under the 2013 Plan for full value awards was 462,000 at December 31, 2015. At December 31, 2015, 1.3 million shares issued under the 2013 Plan as restricted stock and performance share awards were outstanding, but remained subject to forfeiture in the event time or performance based conditions are not met.

(2)	Includes other Umpqua stock plans and stock plans assumed through previous mergers.

(3)	Weighted average exercise price is based solely on securities with an exercise price.

There were 51,693 and 161,568 shares tendered in connection with option exercises during the years ended December 31, 2015 and 2014, respectively. Restricted shares cancelled to pay withholding taxes totaled 135,474 and 107,131 shares during the years ended December 31, 2015 and 2014, respectively. There were 86,048 restricted stock units cancelled to pay withholding taxes in 2015 and 129,766 in 2014. For additional information please see Part II, Item 5 of the Company’s Form 10-K.

ITEM 3. RATIFICATION (NON-BINDING) OF REGISTERED PUBLIC ACCOUNTING FIRM APPOINTMENT
The Audit and Compliance Committee has selected the independent registered public accounting firm of Moss Adams, the Company’s independent auditors for the year ended December 31, 2015, to act in such capacity for the fiscal year ending December 31, 2016, and recommends that shareholders vote in favor of ratification of such appointment. There are no affiliations between the Company and Moss Adams, its partners, associates or employees, other than those which pertain to the engagement of Moss Adams in the previous year as independent auditors for the Company and for certain permitted consulting services. Moss Adams has served as the Company’s independent auditor since 2005.

Shareholder approval of the selection of Moss Adams as our independent auditors is not required by law, by our bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit and Compliance Committee to be directly responsible for the appointment and compensation of the independent auditors and for oversight of the audit work. The Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Moss Adams, but is not bound by the shareholder vote.

Even if Moss Adams’s appointment is ratified by the shareholders, the Audit and Compliance Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if he or she desires to do so, and to answer appropriate questions.

Board Recommendation
The board of directors unanimously recommends a vote “FOR” the ratification of Moss Adams as the Company’s independent registered public accounting firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Moss Adams LLP has audited our consolidated financial statements and internal controls over financial reporting as of and for the years ended December 31, 2005 through 2015.
Independent Auditors’ Fees
The following table shows the fees incurred for professional services provided by Moss Adams for 2015 and 2014:

($ in thousands)	2015	2014
Audit Fees (a)	$1,285	$1,745
Audit-Related Fees (b)	$55	$30
All Other Fees (c)	$20	$20
Tax Fees	—	—
Total Fees	$1,360	$1,795
(a)    “Audit Fees” include:
•    The integrated audit of the Company’s annual consolidated financial statements and internal controls over financial reporting as of and for the years-ended December 31, 2015 and 2014, including compliance with the FDIC Improvement Act and Loss Share Agreements.
•    Reviews of the Company’s quarterly consolidated financial statements for the periods ended March 31, June 30, and September 30, 2015 and 2014.
•    HUD and GNMA Audits for December 31, 2015 and 2014.
•    Consents for Registration Statements (Forms S-3, S-4 and S-8) (2014).
•    Letters for Underwriters (2014).

(b)    “Audit-Related Fees” represent billings for services provided during the 12 months ended December 31, 2015 and 2014, and includes:
•    Audit of the Umpqua Bank 401(k) and Profit Sharing Plan for the plan year ended December 31, 2013, audited during 2014, and the plan year ended December 31, 2014, audited during 2015.
•    Review of responses to SEC Comment Letters (2015).
•    Audit of the annual financial statements of Umpqua Investments, Inc., a wholly owned subsidiary of the Company, as of and for the years ended December 31, 2015 and 2014.
•    Audit of the annual financial statements of INTERVEST-Mortgage Investment Company, a wholly owned subsidiary of Umpqua Bank, as of and for the years ended December 31, 2015 and 2014.

(c) “All Other Fees” represent all other billings for the 12 months ended December 31, 2015 and 2014, and includes: • Consulting report related to MERS QC compliance for 2015 and 2014.

	2015	2014
Ratio of All Other Fees to Total Fees	1.47%	1.11%

The Audit and Compliance Committee discussed these services with the independent auditor and Company management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
The services performed by Moss Adams for the 2015 audit engagement were pre-approved by the Audit and Compliance Committee at its February 20, 2015, and March 17, 2015 meetings, in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Permitted Services”) that the independent auditor may perform. The policy requires that a description of the services expected to be performed by the independent auditor in each of the Disclosure Categories be pre-approved annually by the Committee.

Services provided by the independent auditor during the following year that are included in the Permitted Services list were pre-approved following the policies and procedures of the Audit and Compliance Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Permitted Services list must be submitted to the Audit and Compliance Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit and Compliance Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit and Compliance Committee generally requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision to provide retroactive approval for permissible non-audit services if:

(i)	The service is not an audit, review or other attest service; and

(ii)
The aggregate amount of all such services provided under this provision does not exceed $5,000 per project if approved by the Principal Financial Officer or Principal Accounting Officer or $50,000 per project if approved by the Chair of the Audit and Compliance Committee.

Audit and Compliance Committee Report
The Audit and Compliance Committee of the board of directors oversees the accounting, financial reporting and regulatory compliance processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its board approved charter, available on our website: www.umpquaholdingscorp.com. The Committee reviews that charter on an annual basis. The board annually reviews the NASDAQ listing standards’ definition of “independence” for audit committee members and applicable SEC rules related to audit committee member independence and has determined that each member of the Audit and Compliance Committee meets those standards.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit and Compliance Committee met with management regularly during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the SEC.

The Audit and Compliance Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit and Compliance Committee engaged Moss Adams as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for the period ending December 31, 2015. Moss Adams has been engaged in this capacity since August 2005, based on the Committee’s review of Moss Adams’s performance and independence from management. In accordance with NASDAQ Rule 5605, Moss Adams is registered as a public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”).

The Audit and Compliance Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2015, with management. The Committee also met separately with both management and Moss Adams to discuss and review those financial statements and reports prior to issuance. Management has represented, and Moss Adams has confirmed to the Committee, that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit and Compliance Committee received from and discussed with Moss Adams the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as amended and as adopted by the PCAOB in Rule 3200T. The Committee has received the written disclosure and the letter from Moss Adams required by applicable requirements of the PCAOB regarding independence and has discussed with Moss Adams the auditor's independence.

Based upon the review and discussions referred to above, the Audit and Compliance Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

Submitted by the Audit and Compliance Committee:
Bryan L. Timm (Chair)
Robert C. Donegan
Stephen M. Gambee
Maria M. Pope (Vice Chair)
John F. Schultz
Susan F. Stevens

ITEM 4. ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
The board and management are committed to excellence in governance and recognize the interest our shareholders have expressed in the Company’s executive compensation program. As a part of that commitment, and in accordance with SEC rules, we ask our shareholders to approve an advisory resolution on the compensation of the named executive officers, as reported in this proxy statement. This proposal, commonly known as “say on pay,” gives shareholders the opportunity to endorse or not endorse our fiscal year 2015 compensation program and policies for named executive officers. Our shareholders previously endorsed an annual say on pay vote, and our board determined to hold an annual vote until the next say on pay frequency vote.

This vote is not intended to address any specific item of compensation, but rather to address the compensation paid to our named executive officers as disclosed in this proxy statement, which we believe reflects our overall compensation policies and procedures relating to the named executive officers. While your vote is advisory and will not be binding on the board, we strive to align our governance policies and practices with the interests of our long term shareholders. As it did last year, the board will take into account the outcome of the say on pay vote when considering future compensation plans. Umpqua has several compensation governance programs in place, as described in this proxy, to align executive compensation with the long-term shareholder interests and to manage compensation risk, including:

•    An independent Compensation Committee that engages its own independent advisors and consultants;
•    Substantial stock ownership guidelines for directors and executives and a stock retention or “hold to retirement” policy for executives, and directors and executive officers are prohibited from engaging in hedging transactions with respect to Company securities;
•    A majority of the aggregate compensation paid to our named executive officers in 2015 was at risk and subject to challenging performance criteria with annual incentive compensation payouts in respect of 2015 tied to Company operating earnings per share and satisfactory regulatory examination ratings and long-term, performance-based equity incentive grants tied to total shareholder return;
•    At least 50% of equity grants to executives be “performance-based” (for the past six years, 100% of the grants to our CEO have been based on objective performance metrics);
•    Equity incentive plan requires that all awards have a minimum vesting period of at least one year;
•    Prohibition on re-pricing stock options and on replacing or buying out underwater stock options without shareholder approval;
•    No income tax gross-ups (other than occasional gross-ups for executive relocation expenses), and a cutback for compensation that would be subject to a lost deduction under Section 280G of the Code;
•    Compensation is structured in a manner intended to be tax deductible, whether under Section 162(m) of the Code or otherwise (although the Company reserves the right to pay compensation that is not deductible)
•    A compensation recoupment or clawback policy; and
•    Double-triggers with respect to change in control related payments under equity awards and employment agreements.

We are requesting your non-binding vote on the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as described in the Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and narrative disclosure.”
Board Recommendation
The board of directors unanimously recommends a vote “FOR” approval of the resolution approving compensation of named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this proxy statement.

OTHER BUSINESS
The board of directors knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are properly presented for a vote at the meeting, the proxy holders will vote shares represented by proxies at their discretion in accordance with their judgment on such matters. At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This proxy statement contains forward-looking statements about Umpqua that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding compensation practices, governance matters, business strategies, management plans and objectives for future operations. All statements other than statements of historical fact are forward-looking statements. You can find many of these statements by looking for words such as “anticipates,” “expects,” “believes,” “estimates” and “intends” and words or phrases of similar meaning. Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Umpqua. Risks and uncertainties include, but are not limited to:

•	competitive market pricing factors for compensation and benefits;

•	changes in legal or regulatory requirements; and

•	the ability to recruit and retain certain key management and staff.
There are many factors that could cause actual results to differ materially from those contemplated by these forward-looking statements. For a more detailed discussion of some of the risk factors, see the section titled Risk Factors in Umpqua’s 10-K and other filings with the SEC. Umpqua does not intend to update these forward-looking statements. You should consider any written or oral forward-looking statements in light of this explanation, and we caution you about relying on forward-looking statements.

INFORMATION ABOUT EXECUTIVE OFFICERS

The age (as of March 1, 2016), business experience, and position of our executive officers other than Raymond P. Davis, about whom information is provided above, are as follows:

Ronald L. Farnsworth, age 45, serves as Executive Vice President/Chief Financial Officer of Umpqua and Umpqua Bank, a position he has held since January 2008 and Principal Financial Officer of Umpqua, a position he has held since May 2007. From March 2005 to May 2007, Mr. Farnsworth served as Umpqua’s Principal Accounting Officer. From January 2002 to September 2004, Mr. Farnsworth served as Vice President – Finance of Umpqua. Mr. Farnsworth served as Chief Financial Officer of Independent Financial Network, Inc. (“IFN”) and its subsidiary Security Bank from July 1998 to the time of IFN’s acquisition by Umpqua in December 2001.

Neal T. McLaughlin, age 47, serves as Executive Vice President/Treasurer of Umpqua and Umpqua Bank, a position he has held since February 2005 and Principal Accounting Officer, a position he has held since May 2007. From 2002 until joining Umpqua, Mr. McLaughlin served as Senior Vice President and Chief Financial Officer of Albina Community Bancorp and before that he was Executive Vice President and Chief Financial Officer at Centennial Bancorp and Columbia Bancorp.

Gary F. Neal, age 61, serves as Executive Vice President/Enterprise Risk Management for Umpqua and Umpqua Bank, positions he has held since January 2015. Mr. Neal previously served as Umpqua’s Chief Auditor for over twelve years. Prior to joining Umpqua, Mr. Neal served as a General Auditor for NextCard for four years. Prior to NextCard, Mr. Neal served as Regional General Auditor for Wells Fargo for five years.

Andrew H. Ognall, age 44, serves as Executive Vice President/General Counsel and corporate Secretary of Umpqua and Umpqua Bank, positions he has held since April 2014. Mr. Ognall was in private practice in Portland, Oregon, with law firms Lane Powell PC from January 2011 to April 2014 and Foster Pepper LLP / Roberts Kaplan LLP (1997-2010), focusing on mergers and acquisitions, securities and corporate finance, community banking, corporate governance, executive agreements and general business matters.

Cort L. O’Haver, age 53, has served as Commercial Bank President of Umpqua Bank since April 2014. He served as Senior Executive Vice President of Umpqua and Umpqua Bank from August 2013 to April 2014, and from March 2010 to August 2013 he served as Executive Vice President/Commercial Banking of Umpqua and Umpqua Bank. From October 2006 until he joined Umpqua, Mr. O'Haver was employed by Mechanics Bank as Executive Vice President and Director of Corporate Banking. Prior to that time, he was a Senior Vice President in charge of the Real Estate Lending Division at U.S. Bank, with responsibility for California, Oregon and Washington.

J. Gregory Seibly, age 52, serves as Consumer Bank President of Umpqua Bank, a position he has held since April 2014. Mr. Seibly previously served as a director and Chief Executive Officer of Sterling from November 2009 to April 2014, and as President of Sterling and as Chief Executive Officer of Sterling Bank from December 2009 to April 2014. Before joining Sterling, Mr. Seibly was the President of U.S. Bank—California. He has also held executive-level positions in commercial banking at Wells Fargo Bank and in healthcare finance at Bank of America.

David Shotwell, age 57, serves as Executive Vice President/Chief Lending Officer of Umpqua and Umpqua Bank, a position he has held since July 2015. Mr. Shotwell joined Umpqua Bank in 2004. Prior to that time, he worked for more than 20 years in the commercial banking and commercial real estate industry. He studied economics and finance at the University of Washington and is a graduate of executive programs at the University of California, Davis, and Pacific Coast Banking School.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of February 11, 2016, the record date, by each director and each named executive officer, the directors and executive officers as a group and those persons known to beneficially own more than 5% of Umpqua’s common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		% of Class
*	Raymond P. Davis	771,834	(2, 3)	**
*	J. Gregory Seibly	377,046	(4)	**
*	Ronald L. Farnsworth	206,978	(2, 5)	**
*	Cort L. O’Haver	195,266		**
*	Stephen M. Gambee	75,822		**
*	Bryan L. Timm	63,072		**
*	Peggy Y. Fowler	60,216		**
*	Andrew H. Ognall	49,278		**
*	Luis F. Machuca	37,856		**
*	Robert C. Donegan	29,517	(6)	**
*	Ellen R. M. Boyer	26,009	(6)	**
*	Hilliard C. Terry III	25,787		**
*	Susan F. Stevens	21,086		**
*	James S. Greene	17,322		**
*	Maria M. Pope	17,080	(7)	**
*	John F. Schultz	2,185		**
*	Luanne Calvert	1,529		**
*	All directors and executive officers as a group (20 persons)	2,235,908	(8)	1.0%
	Name and Address of Beneficial Owner
*	BlackRock, Inc. 55 East 52nd St., New York, NY 10055	22,665,306	(9)	10.3%
*	The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	15,212,919	(10)	6.9%
*	Capital World Investors 333 South Hope Street, Los Angeles, CA 90071	12,545,906	(11)	5.7%

*	No par value common stock.
**	Less than 1.0%.
(1)
Shares held directly with sole voting and investment power, unless otherwise indicated. Shares held in the dividend reinvestment plan have been rounded down to the nearest whole share. Includes shares held indirectly in deferred compensation plans, 401(k) plans, supplemental retirement plans, and IRAs.

(2)	Includes shares held with or by his/her spouse.
(3)	Includes 140,000 shares covered by options exercisable within 60 days.
(4)	Includes 17,630 shares covered by options exercisable within 60 days and 39,228 shares covered by restricted stock units scheduled to vest within 60 days.
(5)	Includes 8,000 shares covered by options exercisable within 60 days.
(6)	Includes 4,699 shares covered by options exercisable within 60 days.
(7)	Includes 3,252 shares covered by options exercisable within 60 days.
(8)	Includes 225,287 shares covered by options exercisable within 60 days and 39,228 shares covered by restricted stock or performance shares awards scheduled to vest within 60 days.
(9)
Information from Schedule 13G/A filed on January 8, 2016, for holdings as of December 31, 2015, which indicates such person has the sole voting power for 21,594,818 shares and sole dispositive power for 22,665,306 shares.

(10)
Information from Schedule 13G/A filed February 11, 2016, for December 31, 2015, which indicates such person has the sole power to vote or direct to vote 279,454 shares, shared power to vote or direct to vote 8,600 shares, sole power to dispose of or to direct the disposition of 14,937,943 shares and shared power to dispose or to direct the disposition of 274,976 shares.

(11)	Information from Schedule 13G filed February 12, 2016, for holdings as of December 31, 2015.

CORPORATE GOVERNANCE OVERVIEW
Our board of directors believes that its primary role as steward of the Company is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to a Statement of Governance Principles, which the board and senior management believe represent sound governance practices and provide a framework to sustain our success and build long term value for our shareholders and stakeholders. We regularly review these governance principles and practices in light of Oregon law, applicable federal law, SEC and banking agency regulations, NASDAQ listing standards and best practices suggested by recognized governance authorities.

Statement of Governance Principles and Charters
Our Statement of Governance Principles and the charter of each of our board committees can be viewed on our website at www.umpquaholdingscorp.com. This Statement is also available in print to any shareholder who requests it. Each board committee operates under a board approved written charter.

Employee Code of Conduct/Code of Ethics for Financial Officers
The Company has adopted a code of conduct, referred to as the Business Ethics and Conflict of Interest Code. We require all employees to adhere to this ethics code in addressing legal and ethical issues that they encounter in the course of doing their work. This ethics code requires our employees to avoid conflicts of interest, comply with all laws and regulations, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. All new employees are required to review and understand this ethics code, and certify so. In addition, each year all other employees are reminded of, and asked to affirmatively acknowledge, their obligation to follow this ethics code.

In addition, the Company has adopted a Code of Ethics for Financial Officers, which applies to our chief executive officer, our chief financial officer, our principal accounting officer, our treasurer and all other officers serving in a finance, accounting, tax or investor relations role. This code for financial officers supplements our Business Ethics and Conflict of Interest Code and is intended to promote honest and ethical conduct, full and accurate financial reporting and to maintain confidentiality of the Company’s proprietary and customer information.

Our Business Ethics and Conflict of Interest Code and Code of Ethics for Financial Officers are available in the Corporate Governance section of our website, www.umpquaholdingscorp.com.

Compliance and Ethics – Reporting and Training
Our employees may report confidential and anonymous complaints to an “ethics hotline” maintained by an independent vendor. These complaints may be made online or by calling a toll-free phone number. Complaints relating to financial matters are routed to our Chief Auditor, who reports those complaints, if any, directly to the Chair of our Audit and Compliance Committee of the board. Other complaints, such as those dealing with employee issues, are routed to another appropriate executive manager for review. Employees are encouraged to report any conduct that they believe in good faith to be a violation of law or a violation of our Business Ethics and Conflict of Interest Code. The Chair of our Audit and Compliance Committee provides periodic updates and an annual report to the committee on the complaints received via the hotline.

Our regulatory compliance program is an integral part of our operations and includes the following features:

•
Our Chief Compliance Officer oversees compliance with all customer-facing regulations at Umpqua Bank and Umpqua Investments, Inc. and reports to the Audit and Compliance Committee at each regular meeting.

•	All of our associates complete annual required training on ethics and the regulations that apply to their jobs.

•	Our Bank Secrecy Act Officer oversees our compliance with anti-money laundering and anti-terrorist financing regulations.

Director Criteria and Nomination Procedures
Our Statement of Governance Principles describes the qualifications that the Company looks for in its nominees to the board of directors. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders. The board will consider the policy-making experience of the candidate in the major business activities of the Company and its subsidiaries. The board will also consider whether the nominee is representative of the major markets in which the Company operates. Most importantly, the board’s Governance Committee is looking for candidates who have a deep, genuine interest in Umpqua and its culture.

The Governance Committee considers skills that will add value to the current board and those that will be lost upon the departure of a director. Directors must be willing to devote sufficient time to effectively carry out their duties and responsibilities. Nominees should not serve on more than three boards of public companies in addition to the Company’s board. The board’s policy provides that no person shall be eligible for election or reelection as a director if that person will reach the age of 70 at the time of that person’s election or reelection, provided that a director who reaches age 70 during his or her term, shall complete the term for which that director was elected.

Shareholder Recommendations
A shareholder may recommend a candidate for nomination to the board and that recommendation will be reviewed and evaluated by the Governance Committee of our board. The Committee will use the same procedures and criteria for evaluating nominees recommended by shareholders as it does for nominees recommended by the Committee. Shareholder recommendations for board candidates should be submitted to the Company’s corporate Secretary, Andrew H. Ognall, One SW Columbia Street, Suite 1200, Portland, OR 97258. Shareholders may nominate board candidates only by following the procedures set forth in our bylaws.

In 2015, we did not receive any recommendations of potential nominees, or any nominations of board candidates in accordance with the procedures in our bylaws.

Changes in Nomination Procedures
There have been no material changes to the procedures by which shareholders may recommend nominees to our board of directors since our procedures were disclosed in the proxy statement for the 2015 annual meeting.

Shareholder Communications
Our directors are active in their respective communities and they receive comments, suggestions, recommendations and questions from shareholders, customers and other interested parties on an ongoing basis. Our directors are encouraged to share those questions, comments and concerns with other directors and with our CEO.

Director Attendance at Annual Meetings
The Company conducts the annual meeting in Portland, Oregon on the day before, or day of, a regular meeting of the board. The board expects all nominated directors to attend the annual meeting. All of the directors nominated for election at the 2016 annual meeting attended the 2015 annual meeting, except the two directors who joined the board after the 2015 annual meeting and former director Edwards.

Communicating with Directors
Comments and questions may be directed to our board by submitting them in writing to the Company’s corporate Secretary, Andrew H. Ognall, One SW Columbia Street, Suite 1200, Portland, OR 97258. These comments or summaries of the comments will be communicated to the board at its next regular meeting. No communications of this type were received from shareholders in 2015.

•	Shareholders may also request information or submit questions and comments via our website at www.umpquaholdingscorp.com.

•	Governance documents, including our Statement of Governance Principles and Committee Charters are also available to shareholders on our website.

•	In addition, shareholders may request email notification of corporate events, the Company’s SEC filings and press releases.

Annual Board Evaluations
Each year, our board evaluates the performance of its committees and its members. This evaluation process occurs in two stages. First, each board member answers a questionnaire designed to rate the performance of each board committee on which that director serves, with respect to a number of components relevant to that committee’s functions. The answers and comments are compiled anonymously and reviewed by the respective committee, as a whole, and reported to the full board. The Governance Committee then reviews those results and recommends changes in committee structure, membership and function to the full board. The Governance Committee’s practice is to rotate directors through the various board committees to broaden their exposure to the Company’s operations and to take advantage of each director’s skills.

Second, each board member fills out a confidential evaluation of his or her own performance, which is delivered to the board Chair. The board Chair then solicits input from the Governance Committee (which is comprised of the committee Chairs) with respect to the board member’s performance and reviews that information with the board member. The Governance Committee considers this information when recommending a slate of candidates to be nominated by the full board and in making committee membership decisions.

Succession Planning
Succession planning for the CEO and other named executive officer positions is one of the board’s most important duties. Each year, the CEO presents his succession plan to the full board. This plan describes the process by which the executive management of the Company will continue if and when the current CEO is unwilling or unable to serve; the process for selecting the CEO’s successor, if necessary; and the process for selecting and naming a successor during the period leading up to the announcement of the CEO’s retirement. At least annually, the CEO reviews with the Governance Committee up to three internal candidates who should be considered to replace him and his recommendation as to which, if any, internal candidate should be considered to replace him in the event he cannot serve. Under the current plan, any internal candidate selected on an interim basis will have the opportunity to compete for the position with other candidates that come forward in an internal and external search. Each of the other named executive officers has a written succession plan that is reviewed with the CEO annually. In 2015, as part of the board’s succession planning activities, the board and CEO Davis worked with a group of Company executives on leadership development.

Meetings and Committees of the Board of Directors
The board of directors met six times during 2015, including a three-day strategic planning retreat. At the retreat, the board and executive management focused on how to best sustain and enhance shareholder value, the Company’s growth strategy and financial performance while maintaining Umpqua’s unique culture and commitment to community banking. At the 2015 retreat, much of the discussion centered on the completion of the integration of Sterling and Umpqua, new business opportunities and plans for growth. All board committees have regularly scheduled meetings and meet at least quarterly. Board committee Chairs call for additional regular and special meetings of their committees, as they deem appropriate. In 2015, each director attended at least 75% of the meetings of the board and the committees on which the director served. In addition, CEO Davis invites directors to participate in regular conference calls to provide updates and answer questions.

The board and each of our board committees regularly meet in executive session in which only independent directors are present. Our CEO, who sits on the board and on three board committees, attends some executive sessions in which only he and independent directors are present.

As of December 31, 2015, the board of directors had six active board committees: Audit and Compliance Committee, Compensation Committee, Executive Committee, Enterprise Risk and Credit Committee, Finance and Capital Committee, and Governance Committee.

Peggy Fowler serves as Chair of the boards of Umpqua and Umpqua Bank, positions she has held since April 2012. Our governance policy currently provides that the board Chair will be someone who is not a current employee of the Company or any of its subsidiaries. We have maintained that separation of function because it promotes a degree of board independence and has worked well for us over a long period.

The table below shows membership of each board committee as of December 31, 2015:

	Audit and Compliance	Finance and Capital	Compensation	Enterprise Risk and Credit	Executive	Governance
Ellen Boyer		V		•
Luanne Calvert		•	•
Ray Davis		•		•	•
Robert Donegan	•		•
Peggy Fowler					C	C
Stephen Gambee	•			C	•	•
Jim Greene		•	V
Luis Machuca		•	C		•	•
Maria Pope	V		•
John Schultz	•			•
Susan Stevens	•			V
Hilliard Terry		C		•	•	•
Bryan Timm	C		•		V	V

C – Chair V - Vice Chair • - Member

Audit and Compliance Committee
The board of directors has a standing Audit and Compliance Committee that meets with our independent registered public accounting firm to plan for and review the annual audit reports. The Committee meets at least four times per year and is responsible for overseeing our internal controls and the financial reporting process. Each member of the Committee is independent, as independence is defined under NASDAQ Rule 5605(a)(2).

The board of directors has adopted an Audit and Compliance Committee Charter, a copy of which is available on our website in the Corporate Governance section at www.umpquaholdingscorp.com. The charter provides that only independent directors may serve on the Audit and Compliance Committee. The charter further provides that at least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The board of directors has determined that the Committee Chair Bryan L. Timm and Committee Vice Chair Maria M. Pope meet the SEC criteria for an “audit committee financial expert.”

The board of directors believes that each of the current members of the Audit and Compliance Committee has education or employment experience that provides them with appropriate financial sophistication to serve on the Committee. In 2015, the Audit and Compliance Committee met 13 times, including meetings to review and approve for issuance or filing the Company’s earnings releases and periodic reports filed with the SEC.

Finance and Capital Committee
In 2015, the Finance and Capital Committee reviewed and oversaw our budgeting process, including the annual operating and capital expenditure budgets. The Committee also oversaw capital planning and stress-testing, dividend planning and our stock repurchase program, our trust division, insurance and investments, and all aspects of financial risk management and financial performance. In 2015, the Committee met six times.

Compensation Committee
See Roles and Responsibilities of the Compensation Committee in Section 3 of the Compensation Discussion and Analysis.

Executive Committee
The Executive Committee may, subject to limitations in our Bylaws and under Oregon law, exercise all authority of the full board when the full board is not in session. The Committee is responsible for the review and oversight of the Company’s strategic planning process and consideration of the Company’s merger and acquisition opportunities. The Committee is comprised of the Chair of the board, the Chair of each board committee and Umpqua’s CEO. The Committee meets at least quarterly. In 2015, the Executive Committee met four times.
Enterprise Risk and Credit Committee
In 2015, the Enterprise Risk and Credit Committee reviewed and approved certain loans, reviewed and approved charge-offs to the loan loss reserve, set loan, investment and liquidity policies and monitored compliance with those policies and oversaw Umpqua’s loan and investment portfolios. The Committee also oversees the Company’s enterprise risk management program. The Committee met five times in 2015. In addition to these full meetings, the Committee from time to time reviews and approves extensions of credit to large relationships and it usually meets by telephone conference to discuss those matters.

Governance Committee
The Governance Committee proposes nominees for appointment or election to the board of directors and conducts searches to fill the positions of President and CEO. The Committee also oversees the Company’s corporate governance processes and board structure. The Committee is comprised of the independent Chair of the board and the Chair of each board committee. All of the directors serving on the Committee are independent, as defined in the NASDAQ listing standards. The Governance Committee meets at least quarterly and in 2015 the Committee met five times.

The Board’s Role in Enterprise Risk Oversight
The Company’s EVP/Enterprise Risk Management provides a quarterly comprehensive risk report to the members of the Enterprise Risk and Credit Committee, including risks related to capital, liquidity, credit, financial reporting, information security and technology, regulatory compliance, business continuity and disaster recovery, reputation, fraud, interest rate environment, culture and merger integration. While the Enterprise Risk and Credit Committee has primary responsibility for overseeing risk management, our other board committees and the entire board of directors are actively involved in overseeing risk management for the Company. Additionally, at least four times per year, the full board receives a report from the EVP/Enterprise Risk Management covering the most significant risks the Company is facing.

The board also engages in regular discussions with the Chief Auditor, CEO, CFO, Chief Credit Officer, Chief Information Officer, General Counsel, Chief Compliance Officer, BSA Officer and other Company officers as the board may deem appropriate related to risk management. In addition, each board committee has been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at all regular committee meetings. The committees consider risks within their areas of responsibility, for example the Compensation Committee considers risks that may result from changes in compensation programs and related regulations, and the Finance and Capital Committee focuses on risk related to capital, among others. The Chief Auditor reports directly to the Audit and Compliance Committee and indirectly reports to the CEO for administrative purposes.

Corporate Responsibility
Umpqua’s commitment to corporate responsibility is a central part of our operating philosophy and our culture.  We believe we have an obligation to support the communities we serve by balancing the needs of our shareholders, associates, customers and communities – and this informs all aspects of our Company. These values are demonstrated daily at all levels in our business practices as well as through active community outreach and engagement. Community initiatives include associate engagement, meaningful philanthropy, access to leadership, customer-centered marketing and sustainable business practices.

Associate engagement

•
Umpqua Bank’s Connect Volunteer Network™ has become one of the nation’s leading volunteer programs, providing associates with paid time-off each year to serve at youth-focused organizations, schools and community development programs.  In 2015, 2,838 Umpqua Bank associates volunteered more than 52,121 hours to 2,168 nonprofit organizations and schools across the Company’s five-state footprint.

Meaningful philanthropy

•
Our decision process for charitable giving is driven by our associates to ensure community need is assessed locally and met with the most appropriate solutions.  We invest in the areas of youth development and education, community development and the arts.

•	Umpqua Bank Charitable Foundation, initially formed in April 2014, made 253 grants, totaling $1.46 million to organizations in our footprint. Company-wide charitable giving totaled $3.5 million.

•	New 2015 associate matching gift program contributed $527,000.
Access

•
Company leaders are accessible to all associates, customers and the public.  CEO visits and town halls are held every year in many of our markets. Employee intranet and other forums create opportunities for additional dialogue with Company leaders.

Sustainable business practices

•
We have made sustainability a focus of our daily operations.  Our Umpqua sustainability team educates our associates and comes up with ideas that affect the entire Company. We know sustainability is a constant work in progress and we are proud to be on that journey. Examples include campaigns to reduce paper consumption, revamped fleet vehicle standards, facilities design initiatives, associate mass transit benefits, and targeted lending programs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely upon our review of (i) Forms 3, 4 and 5 that we filed on behalf of directors and executive officers, or received from them with respect to the fiscal year ended December 31, 2015, and (ii) their written representations (if applicable) that no Form 5 is required, we believe that all reporting persons made all Section 16 filings required under the Securities Exchange Act of 1934 with respect to the 2015 fiscal year on a timely basis.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy material in connection with the 2017 annual meeting of shareholders, the proposal must be in proper form under SEC Regulation 14A, Rule 14a-8, Shareholder Proposals, and received by the Secretary of the Company on or before November 7, 2016. Shareholder proposals to be presented at the 2017 annual meeting of shareholders, which are not to be included in the Company’s proxy materials, must be received by the Company no later than December 7, 2016, in accordance with the Company’s bylaws. A copy of our bylaws may be obtained from the corporate Secretary.

RELATED PARTY TRANSACTIONS
Transactions with Related Persons/Approval Process
We have a formal process with respect to the review and approval of loans extended by Umpqua Bank to related persons, as described below. In accordance with our written procedures for the review of transactions with related persons and NASDAQ Rule 5605, all other transactions with related persons must be approved by disinterested members of the board’s Audit and Compliance Committee after a review of (i) the related person’s relationship to the Company; (ii) the proposed aggregate value of such transaction; (iii) the approximate dollar value of the transaction to the related person; (iv) the benefits to the Company of the proposed transaction and the availability and price of comparable products or services; (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and (vi) management’s recommendation.

Loans to Directors and Officers
Umpqua Holdings Corporation does not extend loans or credit to any officers or directors. However, many of our directors and officers, their immediate family members and businesses with which they are associated, borrow from and have deposits with Umpqua Bank. All such loans are made in the ordinary course of Umpqua Bank’s business, and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, Umpqua Bank. These loans did not and do not involve more than the normal risk of collection or present other unfavorable features to Umpqua Bank.

Loans by the bank to directors and designated executive officers are governed by Regulation O, 12 CFR Part 215. Under the bank’s procedures, the Chief Credit Officer can approve individual credits subject to Regulation O up to a total credit exposure of $500,000 and report those loans to the Enterprise Risk and Credit Committee. All Regulation O credits must be made on non-preferential terms, and all Regulation O credits with a total credit exposure in excess of $500,000 must be approved by the Committee, with the number of affirmative votes representing at least a majority of the board of directors. The bank also requires Regulation O applicants to submit a detailed financial statement at the time of application. Regulation O limits loans to an executive officer, including all loans personally guaranteed by the officer, to $100,000, unless the loan is (a) made to finance the purchase, construction, or improvement of the officer’s primary or secondary residence and is secured by a first lien on such residence, (b) made to finance the education of the officer’s children, or (c) fully secured by a deposit account, U.S. Treasury bonds, or certain U.S. government guarantees. All of our named executive officers are designated as executive officers of Umpqua Bank under Regulation O. In no case may the total loans to any designated executive officer exceed 5% of the bank’s capital absent the approval of a majority of the Company’s disinterested directors.  Each extension of credit to a designated executive officer must contain a written demand clause stating that the extension of credit will, at the option of the bank, become due and payable at any time the officer is indebted to any other bank or banks in an aggregate amount greater than the amount specified for a category of credit in paragraph 215.5(c) of Regulation O.

As of December 31, 2015, the sum of committed but undisbursed funds plus the outstanding balances of all loans to Regulation O executive officers, directors, principal shareholders and their businesses was $26,111,333, which represented approximately 0.7% of our consolidated shareholders’ equity and 1.0% of our risk-based capital at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

DIRECTOR COMPENSATION
The Compensation Committee annually reviews its director compensation policy and in January 2015, the Committee affirmed the following statement of philosophy with regard to director compensation:

Umpqua’s director compensation is designed to align the board of directors with its shareholders, and to attract, motivate, and retain high performing members critical to our Company’s success. Our director compensation philosophy is simple: we pay our directors a competitive rate when compared to similar sized and performing financial services organizations.

•	Objectives – Umpqua Bank is committed to providing competitive compensation to our directors. Within that context, our prime objectives are to:
•Attract and retain highly qualified people that portray our Company culture and values.
•Ensure the preservation and creation of value for our shareholders.
•Align the interests of our directors, executives, and employees.

•	Conform to the highest levels of fairness, ethics, transparency, regulatory compliance and sound governance practice.

•
Director Compensation – On a regular basis, at least every three years, the board will engage a third party professional to perform an evaluation to ensure director compensation is fair and competitive. Any change to director compensation is first reviewed by the Compensation Committee of the board prior to full board review and approval. Currently, it is the Company’s policy for director compensation to be paid in Company stock, which may be taken as deferred compensation; provided, however, that a director may elect to receive up to 30% of his or her retainer compensation in cash.

The Compensation Committee is charged with reviewing director compensation and recommending changes to the full board. The board of directors has adopted a Director Compensation Plan that sets forth the terms and manner in which non‑employee directors will be compensated for their service on the board of directors and committees of Umpqua and its subsidiaries.

At meetings of the Compensation Committee in September, November and December 2014, the Committee reviewed director compensation for 2015, engaging Towers Watson to provide advice and peer data, using the same peer group as discussed below for executive compensation analysis. Beginning April 2013, as part of annual director compensation, the Company issued restricted stock awards (“Director RSAs”) that cliff-vest on the day before the next annual meeting of shareholders provided that the director is still serving on the board.

The Committee recommended the following Director Compensation Plan, which was approved by the Board of Directors in January 2015 and approved again in January 2016 with no changes for 2016:

Schedule of Directors’ Fees

Total Compensation
Position	Total Retainer Payments (1)	Director RSAs
Board Chair	$125,000	$40,000
Audit and Compliance Chair	$85,000	$40,000
Other Committee Chairs	$80,000	$40,000
Participating Director	$70,000	$40,000

(1)
Each director serves on the board of Umpqua Holdings Corporation and Umpqua Bank but receives only one quarterly retainer. Each director can make an annual election to have up to 30% of his or her retainer compensation paid in cash.

Umpqua also provides a nonqualified deferred compensation plan to its non-employee directors. Under this plan, each director may annually elect to place all or part of his or her director compensation for the coming year into the deferred plan. Under the plan, a director may choose to have distributions from the plan paid in a lump sum or in annual installments over three, five or ten year periods following the date that the director leaves the board. Umpqua pays director compensation that is deferred under the plan in shares of its common stock, and prior to payment, the shares are held by a trustee but remain subject to the claims of general creditors of the Company. The dividends paid on those shares are credited to the director’s account, but no interest or other compensation or earnings are paid by the Company with respect to the deferred account.

Director Compensation
The following table summarizes the compensation paid by the Company to non-employee directors for the year ending December 31, 2015. Although each director ultimately received at least 70% of his or her fees in Umpqua stock, this table shows the cash paid directly to the director or contributed by the Company to the Director Compensation Plan to purchase that stock on the open market. The table also reflects the Director RSAs awarded to each director who was serving on the board in April 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation	Total ($)
(a) (1)	(b) (2)	(c)(3)	(g)	(h)
Ellen Boyer	$21,000	$89,025	-	$110,025
Luanne Calvert	$5,250	$12,251	-	$17,501
Robert Donegan	-	$110,045	-	$110,045
Webb Edwards (4)	-	$35,019	-	$35,019
Peggy Fowler	$37,500	$127,542	-	$165,042
Stephen Gambee	-	$120,046	-	$120,046
James Greene	-	$110,045	-	$110,045
Luis Machuca	-	$120,046	-	$120,046
Maria Pope (4)	-	$110,045	-	$110,045
John Schultz (4)	-	$17,517	-	$17,517
Susan Stevens	-	$110,045	-	$110,045
Hilliard Terry III	$24,000	$96,037	-	$120,037
Bryan Timm	-	$125,021	-	$125,021

(1)
Director Davis is omitted from this table because as a named executive officer he receives no separate compensation for service as a director, and his compensation is fully reflected in the Summary Compensation Table.

(2)	Directors Boyer, Calvert, Fowler and Terry elected to receive 30% of their retainer compensation in cash.

(3)
Amounts in column (c) are the value of (i) quarterly retainer compensation paid in February, May, August and November by issuing stock grants under the 2013 Plan and the value of such awards is based on the closing price of Umpqua’s common stock on the date of issuance, and (ii) a restricted stock grant issued under the 2013 Plan that vests on the day before the 2016 annual meeting of shareholders if the director is then serving on the board, subject to prorated vesting in the event of death, change in control or resignation in connection with an acquisition, based on the closing price of Umpqua’s common stock ($17.67) on the grant date (April 14, 2015). For Mr. Edwards, the amount reflects retainer payments earned for service from January 1, 2015 through April 16, 2015.

(4)	Directors Calvert and Schultz joined the board effective September 25, 2015. Director Edwards resigned from the board effective on April 16, 2015.

Expenses incurred by directors in connection with attending meetings and our annual multi-day strategic planning session, such as travel costs and meals, are reimbursed by the Company. However, we consider such expenses to be integrally and directly related to the performance of the directors’ duties, and accordingly such expenses are not considered to be personal benefits or perquisites and are not separately disclosed.

In addition, we invite the spouses of our directors and executive officers to attend our annual multi-day strategic planning session. We believe this event provides a valuable opportunity for our directors to strengthen relationships with senior executives, enhance leadership development and advance our business objectives. We believe the participation of spouses in the meals and social functions at the planning session contributes to the process. The Company reimburses spouses’ travel expenses, and pays for meals and activities that may be considered to provide a personal benefit in connection with this event. In 2015, the total amount of reimbursed spouse travel and other expenses paid for spouses did not exceed $20,000—individual amounts are not separately disclosed.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Introduction
Our executive compensation program is designed to support Umpqua’s vision and mission to:

•	Create a unique and memorable banking environment in which our customers perceive the Company as an indispensable partner in achieving their financial goals;

•	Enable our shareholders to achieve the exceptional rewards of ownership;

•	Provide opportunities for our people to achieve unparalleled personal and professional success; and

•	Assure that our communities benefit from our involvement and investment in their future.

You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see Item 4 - Advisory (Non-Binding) Resolution to Approve Executive Compensation). This CD&A contains information that is important to your voting decision.

Our CD&A is organized into four sections:
Section 1- Executive Summary
Section 2- Performance and Pay
Section 3- Compensation Process and Decisions for 2015
Section 4- Other Compensation Information

Section 1 – Executive Summary

Creating the West Coast’s Largest Community Bank

In April 2014 we completed a significant merger with Sterling Financial Corporation. We believe the Sterling merger was a strategic opportunity to enhance shareholder value through a transformative business combination. The merger offered the ability to create something unique in the financial services industry, an organization that offers the products and expertise of a large bank, but delivers them with the personal service and commitment of a community bank. In 2015, we focused on completing the integration of Sterling Financial Corporation, and further leveraging the financial benefits of the merger, as well as growing the combined bank. We also launched a new venture with the goal of developing new bank platforms that we believe could have a significant impact on the experience and economics of banking.

Our decisions for 2015 compensation reflect:

•	achieving strategic and financial benefits from the Sterling merger

•	the competitive landscape for, and increased regulatory burdens on, a bank with $23 billion in assets

•	significant loan and deposit growth

•	our 2014 and 2015 financial results

The benefits of the acquisition realized in 2015 included:

•	financially compelling:

◦	operating earnings per share accretion exceeded target of 12% accretion

◦	achieved $82 million, or 95%, of $87 million (annualized) cost synergy target in December 2015

◦	improved key profitability metrics

•	strategically attractive:

◦	achieved 10% loan and lease growth in 2015

◦	continued expansion in attractive growth markets in Washington, Oregon, and Northern and Southern California

◦	achieved 5% deposit growth

Other key accomplishments for 2015 included:

•
formed a new subsidiary, Pivotus Ventures, Inc., focused on disrupting and advancing bank innovation by using small cross-functional teams with a startup dynamic to validate, develop, and test new digital bank platforms that could have a significant impact on the experience and economics of banking

Compensation Program Highlights

Our say on pay resolution at last year’s annual meeting received a favorable vote from more than 80% of the shares voted, down from 97% in 2013. Our Compensation Committee reviewed the results and noted the effect of one-time, merger-related compensation to certain named executive officers who joined from Sterling as well merger-related equity grants to all named executives officers, which were one-time grants intended to reflect the increased size of the bank and responsibilities of the executives, serve as a retention device during the disruptive integration period and provide an incentive to achieve merger accretion targets. Our 2015 compensation program retained the core governance components and compensation practices from 2014 that are described in the table below, but we did not provide one-time or merger-related compensation items.

Corporate governance aspects of compensation:
•    Compensation Committee comprised of independent directors that reviews and approves executive compensation
•    Annual review of company-wide benefit and incentive plans, including risk assessment of incentives, by the Compensation Committee
•    Compensation Committee engages its own advisors and consultants
•    Commenced a governance and compensation focused shareholder outreach program
•    reached out to each of our 30 largest shareholders to discuss corporate governance and executive compensation topics
•    received requests for meetings and held discussions with eight of the shareholders, representing over 20% of common stock outstanding

Annual cash incentive awards:
•    Meaningful 2015 operating earnings per share targets for annual incentives including a “circuit breaker” with no annual incentive paid if operating earnings per share (“OEPS”) fell below $1.00
•    Clawbacks in all annual cash incentive plans

Long-term equity-based compensation:
•    A requirement that at least 50% of equity awards to executives, and 100% of CEO awards, be based on performance metrics
•    Responsible use of equity in 2015 with equity awards of 639,461 shares representing less than 0.4% dilution, and repurchase of 571,000 shares under our repurchase plan
•    Awards to executive officers include double-triggers for acceleration of vesting in connection with a change-in-control
•    Dividends on unvested restricted stock and performance share awards to executive officers are paid only upon vesting
•    Performance-based vesting awards measured by total shareholder return and include a “circuit breaker”
•    All equity awards are subject to clawback provisions
•    Executive officers are subject to a hold-to-retirement policy for equity-based compensation—75% of net equity awards must be retained by the executive officer until retirement or separation
•    Plan prohibition on re-pricing stock options and on replacing or cashing out underwater stock options without shareholder approval

Other sound compensation and governance features:
•    Stock ownership policy that requires minimum ownership as a multiple of annual base salary (4.0x for CEO, 2.0x for Presidents and 1.5x for other executive officers)
•    No hedging or pledging of Company stock
•    Employment agreements with double trigger change-in-control benefits
•    No guaranteed bonuses, except select individuals in connection with initial employment
•    No income tax gross-ups except for occasional executive relocation expenses
•    Company policy continues to prohibit purely personal use of the Company’s leased aircraft
•    Avoid incentive plans that promote excessive risk-taking

Financial Highlights
In 2015, the Company accomplished the following:

•	Full year 2015 operating earnings of $1.15 per diluted share, a 6.5% increase over 2014;

•	Total assets were $23.4 billion as of December 31, 2015, compared to $22.6 billion at December 31, 2014;

•	Deposits increased to $17.7 billion at December 31, 2015, from $16.9 billion at December 31, 2014;

•	Gross loans and leases grew to $16.8 billion at December 31, 2015, from $15.3 billion at December 31, 2014;

•	Return on average assets (operating earnings basis) for 2015 improved to 1.11% from 1.06% in the prior year;

•	Return on average tangible common equity (operating earnings basis) for 2015 improved to 12.79% from 12.62% in the prior year;

•	Continued strong credit quality including a reduction in net charge-offs to average loans and leases from 0.15% in 2014 to 0.14% in 2015;

•	Non-performing assets declined from 0.43% of total assets in 2014 to 0.29% of total assets in 2015;

•
Net interest margin of 4.44% for 2015, which represents a decrease of 29 basis points compared to 2014 during a prolonged low interest rate environment and as a result of lower level of accretion of the credit discount recorded on loans acquired from Sterling;

•	Total risk-based capital of 14.34% and a Tier 1 common risk weighted ratio of 11.35% as of December 31, 2015;

•	Declared dividends of $0.62 per share in 2015, compared to $0.60 per share in 2014, and repurchased 571,000 shares;

•	Dividend yield of 3.9% for the year ended December 31, 2015; and

•	Grew tangible book value by 4% in 2015.

Other 2015 Umpqua Bank Highlights

•	Strategic Expansion:

◦
Continued to grow Financial Pacific Leasing, Inc. (“FinPac”), a leader in the leasing of essential commercial equipment to small businesses throughout the United States, which we acquired in July 2013.

•	Community Impact:

◦
During 2015, 2,838 Umpqua Bank associates volunteered more than 52,121 hours to more than 2,168 nonprofit organizations through Umpqua Bank’s Connect Volunteer Network, a program that offers bank associates up to 40 hours of paid time off each calendar year to perform volunteer work.

◦	Recognized as a leading corporate donor by the Portland Business Journal, Puget Sound Business Journal and Sacramento Business Journal.

◦	Umpqua Bank Charitable Foundation made 253 grants, totaling $1.46 million to organizations in our footprint.

•	Industry Recognition:

◦	Ranked as the best Oregon-based bank and 18th best bank overall on Forbes magazine’s ranking of “America’s Best and Worst Banks” published in 2016.

◦	Named most admired financial services company in Oregon by the Portland Business Journal for the eleventh consecutive year.

◦	Recognized as one of the leading companies to work for by The Oregonian, Oregon Business Magazine, Puget Sound Business Journal and Sacramento Business Journal.

◦	J.D. Power ranked the company highest in customer satisfaction for the Northwest region in its 2015 and 2014 Retail Banking Satisfaction Studies.

Summary of Compensation Decisions
The components of compensation and our compensation philosophy did not materially change over the past three years; we remain focused on meaningful performance-based compensation and competitive base salaries, with 100% of our CEO’s long-term and short-term (annual) incentives based on performance. Key decisions for 2015 compensation included:

•
Base salaries, which were adjusted in April 2014 to reflect the increased executive responsibilities and size of the institution as a result of the Sterling merger, either remained flat or increased slightly in 2015:

◦	Base salaries for Messrs. Davis, O’Haver and Seibly did not increase from April 2014 levels

◦	Mr. Farnsworth’s salary increased 3.7% from April 2014 level after reviewing performance and the annual compensation analysis provided by Towers Watson

•
The Company achieved operating earnings per share of $1.15 and met or exceeded the regulatory component of the 2015 annual incentive plans, which resulted in a 75% payout in the OEPS category and 100% payout in the regulatory category

◦	Overall, the annual incentive plan payouts to named executive officers ranged from 70.6% of target to 90.3% of target

•	A majority of the equity awards we issued to executive officers in 2015 include vesting conditions based on our total shareholder return relative to peers:

◦	Awards to Mr. Davis were 100% performance-based

◦	Awards to Messrs. O’Haver, Seibly and Farnsworth were 70% performance based

◦	Awards to Mr. Ognall were 60% performance based

Section 2 – Performance and Pay

We have always maintained a strong pay for performance philosophy that links executive compensation to achieving the operating and financial goals set by the board. In order to promote the development of our business on a range of measures, our annual incentive plan goals differ from our long-term incentive goals. Our annual incentive plans are based primarily upon OEPS targets and our long term performance-based equity grants to executives are generally tied to relative total shareholder return (“TSR”). Operating earnings per share accretion means the amount by which the Company’s operating earnings per share for the year ending December 31, 2015 exceeds the Company’s estimate of operating earnings per share calculated in a manner to exclude the earnings impact of the business operations associated with Sterling for the year ending December 31, 2015, expressed as a percentage. Our OEPS targets are set by the Compensation Committee, and three of the six members also served on the board’s Finance and Capital Committee, which reviews and recommends the Company’s budget. Our executives play a major role in achieving OEPS performance against those targets, but they have less direct influence over our stock price. We believe that increasing OEPS and deploying excess capital will, over time, result in an increase in the Company’s stock price.

The majority of our equity incentive grants to executives are tied to the Company’s TSR compared to the KBW Regional Bank Index (the “KRX”), an index of regional bank stocks compiled by Keefe, Bruyette and Woods, Inc., an investment bank focused on the financial services sector (“KBW”). The index is comprised of 50 regional bank / bank holding company stocks, including Umpqua and 16 of the 22 institutions included in the peer group utilized by our Compensation Committee, ranging in size from $3.7 to $44.7 billion in assets as of December 31, 2015. In this way, the equity component of executive compensation is directly linked to the returns realized by our shareholders, ensuring that our awards are not advantaged or penalized by general market conditions. The following table includes the vesting level of awards granted in 2011 (vested in 2014), 2012 (vested in 2015) and 2013 (vested in 2016) with TSR performance vesting conditions:

•	2011 stock option awards 90.9%

•	2012 restricted stock awards 100%

•	2013 restricted stock awards 88.4%

In 2015, 100% of the equity grants to our CEO and 100% of his annual incentive plan were performance-based.

The following chart illustrates the connection between our CEO’s Realized Compensation, Realizable Compensation, and the Actual Value (defined below) of his compensation (not including the Change in Pension Value) for the years 2011 through 2015 and Umpqua’s TSR over the period from December 31, 2010 through December 31, 2015. The compensation values shown below do not necessarily correspond to, and are not a substitute for, the values disclosed in the Summary Compensation Table and supplemental tables.

Realized Compensation includes salary, bonus, non-equity incentive compensation, and “all other compensation”, as reported in the Summary Compensation table. It also includes the value of options and awards recognized as disclosed in the Option Exercises and Stock Vested table. The Company believes Realized Compensation better measures compensation for the current annual period as compared to the Summary Compensation table which includes the accounting value of awards and options issued in the period, but which may or may not be realized in the future.

Realizable Compensation includes Realized Compensation and the unrealized value of outstanding in-the-money options and unvested stock awards held as of the measurement date based on the closing price of the Company stock at year-end. As the unrealized value may or may not be realized in the future, and may be realized in various future annual periods, the Company believes Value of Compensation is a better measure of compensation for an annual period.

Value of Compensation includes Realized Compensation and the change in the unrealized value of outstanding in-the-money options and stock awards used in the Realizable Compensation value during the year. The Company believes Value of Compensation provides the economic value of compensation to the executive for each period.

In the chart above, we exclude the amount of the Change in Pension Value included in the Summary Compensation Table because it represents the GAAP accrual for the CEO’s Supplemental Executive Retirement Plan (“SERP”) account, which was first established by contract entered into in 2003 with no accrual in 2015. The Committee considers the SERP benefit when reviewing the CEO’s overall compensation package and whether to exercise negative discretion.

For 2015, the Company achieved the following results, compared with prior periods:

Financial Metric	12/31/15	12/31/14	12/31/13	12/31/12	12/31/11
Operating earnings per diluted share	$1.15	$1.08	$0.94	$0.93	$0.66
Non-performing assets to total assets ratio	0.29%	0.43%	0.51%	0.83%	1.25%
Gross loans and leases at FYE (000’s)	$16,847,360	$15,327,732	$7,728,166	$7,176,433	$6,524,869
Deposits at FYE (000’s)	$17,707,189	$16,892,099	$9,117,660	$9,379,690	$9,236,690
Dividends declared per share	$0.62	$0.60	$0.60	$0.34	$0.24
Total risk based capital ratio	14.34%	15.2%	14.7%	16.5%	17.2%
Available liquidity to total assets ratio	32%	34%	35%	37%	41%

The Company’s focus has been on growth and positioning for the long term. The following graph shows Umpqua’s total shareholder return compared with the KRX total return index over the past five years.

Section 3 – Compensation Process and Decisions for 2015

Roles and Responsibilities of the Compensation Committee
The Compensation Committee carries out the board’s overall responsibilities with respect to executive compensation, director compensation and review of the CEO’s performance with respect to his long-term and annual incentive plans. The board, as a whole, reviews the CEO’s performance with respect to the Company’s financial performance and strategic plan. The CEO is not present during discussions regarding his compensation. The Committee also oversees administration of the Company’s employee benefit plans, including the Umpqua Bank 401(k) and Profit Sharing Plan, the Supplemental Retirement Plan and the Deferred Compensation Plan. All Committee members are required to meet the NASDAQ and SEC independence and experience requirements. The Committee must meet at least quarterly. In 2015, the Committee met seven times.

The Compensation Committee operates under a written charter, which is posted on our website at www.umpquaholdingscorp.com. The Committee annually reviews its charter and recommends changes to the full board. The Committee Chair sets the agenda and meeting calendar for the Committee. As authorized by its charter, the Committee routinely hires attorneys and independent consultants for advice on compensation matters.

Identification of Named Executive Officers
For 2015, our “named executive officers,” as defined in Item 402 of Regulation S-K, were:

Name	Title	Designation
Raymond P. Davis	President and Chief Executive Officer	Principal Executive Officer
Cort L. O’Haver	President Commercial Banking
J. Gregory Seibly	President Consumer Banking
Ronald L. Farnsworth	Executive Vice President/Chief Financial Officer	Principal Financial Officer
Andrew H. Ognall	Executive Vice President/General Counsel

Role of the Chief Executive Officer
CEO Davis is actively engaged in recommending the compensation of our other named executive officers. At the end of each fiscal year, he reviews with the Compensation Committee the performance of each executive officer and he recommends the level of base salary and incentive compensation as well as equity grants for the ensuing year of individual executive officers reporting to him, including the executive officers as defined by NASDAQ Rule 5605. The Committee reviews those recommendations and compares them with market information to ensure that executive compensation is competitive and that the CEO is exercising his discretion appropriately. The Committee reviews, and ratifies or approves, all components of the compensation for executive officers covered by NASDAQ Rule 5605, including salary, annual incentives, long-term incentive compensation and internal pay equity.

Our Executive Vice President/Associate Relations works with our CEO, our business unit executives, General Counsel and outside counsel and consultants to recommend and design the overall structure of the Company’s incentive and benefit plans.

Role of the Compensation Consultant/Evaluation of Independence
With respect to making compensation decisions, the Compensation Committee reviews information provided by recognized compensation consultants including survey or “benchmarking” data, peer group recommendations and plan design suggestions. The Committee uses this information to understand prevailing market practices and aggregate, as well as component, compensation packages provided by financial services companies who are similar to Umpqua in size and scope. The Committee also considers Company performance, individual performance and internal pay equity when making compensation decisions.

As noted below, the Compensation Committee engaged Towers Watson, an independent consulting firm, to review and provide recommendations about components of our executive compensation program. The Committee received a letter from Towers Watson assessing that firm’s independence and the Committee made its own assessment of the independence of Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Towers Watson from independently advising the Committee.

Executive Compensation Philosophy

The Company has adopted the following written statement of its executive compensation philosophy, which is reviewed annually by the Compensation Committee:

Decisions regarding executives’ total compensation program design, as well as individual pay decisions, will be made in the context of this Executive Compensation Philosophy and our ability to pay, as defined by our financial success. We designed Umpqua’s executive compensation to recognize superior operating performance thereby maximizing shareholder value, and to attract, motivate and retain the high performing executive team critical to our Company’s success. Our executive compensation philosophy is simple: we pay competitive base salaries and we strongly reward performance.

Objectives – Umpqua Bank is committed to providing competitive compensation opportunities based on performance to our executives who collectively have the responsibility for making our Company successful. Within that context, our prime objectives are to:

•	Attract and retain highly qualified executives that portray our Company culture and values

•	Motivate executives to provide excellent leadership and achieve Company goals

•
Provide substantial performance-related incentive compensation that is aligned to our business strategy and directly tied to meeting specific business objectives, avoiding unnecessary and excessive risks that threaten the value of the Company

•	Strongly link the interests of executives to the value derived by our shareholders from owning Company stock

•	Connect the interests of our executives, our employees, and our shareholders

•	Be fair, ethical, transparent and accountable in setting and disclosing executive compensation.
Components of Compensation
Base Salary – Base pay opportunities should be fully competitive with other relevant organizations within the markets in which we compete. Individual salary determinations involve consideration of incumbent qualifications, behaviors, cultural adherence, and performance.
Short-Term Incentives – Consistent with competitive practices, executives should have a significant portion of their targeted annual total cash compensation at risk, contingent upon the Company meeting its profitability goals, regulatory goals and personal objectives.
Long-Term Incentives – Executives who are critical to our long-term success should participate in long-term incentive opportunities. At least 50% of equity awards should be “performance-based,” to link a significant portion of total compensation to shareholder value.
Executive Benefits – We offer benefit programs, such as health insurance, 401(k) plan, vacation, and life insurance, similar to the programs that are offered to our employees.

Plan Design and Objectives

The following table shows the characteristics of each type of compensation that we paid in 2015:

Compensation Element	Fixed or At Risk	Annual or Long Term	Cash or Equity	Primary Purpose
Base Salary	Fixed	Annual	Cash	Provide fixed cash compensation based on experience, skills, responsibilities and competitive pay levels
Encourages Executive To
Annual Incentive / Performance Compensation Award	At Risk	Annual	Cash	Maximize operating earnings per share and achieve satisfactory regulatory examination ratings
Restricted Stock Award	At Risk	Long Term	Equity	Continue to work for the Company (time-vested)
Performance Share Award	At Risk	Long Term	Equity	Generate a total shareholder return that exceeds a regional bank stock index (performance-vested)

The following table shows the ratio that each type of compensation bears to total compensation earned by the named executive officers in 2015. Cash compensation consists of base salary and earned annual incentives; equity compensation consists of the value of RSA, RSU and option awards, as calculated in the Summary Compensation Table.

Executive Officer	% of Total Compensation That Is		% of Total Compensation Paid in:
	Fixed	At Risk	Cash (1)	Equity
Ray Davis (2)	30%	70%	54%	46%
Cort O’Haver	38%	62%	64%	36%
Greg Seibly	39%	61%	64%	36%
Ron Farnsworth	36%	64%	62%	38%
Andrew Ognall	39%	61%	61%	39%

(1) Includes “all other compensation” from the Summary Compensation Table.
(2) Excludes the change in pension value of the Davis SERP, which was implemented in 2003.

Base Salary
The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market. Executive salary increases do not follow a preset schedule or formula; however, the following are considered when determining appropriate salary levels and increases:

•	The individual’s current and sustained performance results and the methods utilized to achieve those results;

•
Non-financial performance indicators, to include strategic developments for which an executive has responsibility (such as product development, expansion of markets, increase in organic loan or deposit growth and acquisitions) and managerial performance (such as service quality, sales objectives and regulatory compliance);

•	The Company’s financial performance; and

•	Peer data and benchmarking reports.

Individual and Company Performance
A significant component of compensation is related to performance. We believe that an executive’s compensation should be tied to how well the individual executive, the executive’s team and the Company perform against both financial and non-financial goals and objectives. The board annually establishes the financial goals for the incentive compensation program. Non-financial goals include satisfactory performance on all internal and external regulatory exams and audits (for all executives) and achievement of the business unit financial goals developed through the budgeting process (for each individual named executive officer except the CEO).

Short-Term and Long-Term Incentives
Incentive compensation balances short and long term performance. We try to focus all senior managers on achieving strong short-term or annual results in a manner that will ensure the Company’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, senior management is regularly provided with both annual and long-term incentives. Participation in long-term incentive programs increases with higher levels of responsibility, as employees in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

Annual Incentives
The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual business and operating objectives, as well as personal goals and objectives.

The Compensation Committee and the board have selected operating earnings per share (“OEPS”) as the key annual financial performance measurement for the following reasons:

•	Earnings per share (“EPS”) is the single most important indicator of profitability, which measures earnings allocable to each outstanding share of common stock;

•	EPS aligns the interest of the executive officer with retail and institutional shareholders; and

•	OEPS attempts to “normalize” earnings by eliminating certain income and expense items as described below.
We use and publicly report OEPS as a non-GAAP financial measure because it is useful in understanding Umpqua’s financial performance. When calculating OEPS, we exclude the following income and expense items due to their one-time nature or relationship to market externalities:

•
Gains or losses on our junior subordinated debentures carried at fair value resulting from changes in interest rates and the estimated market credit risk adjusted spread that do not directly correlate with the Company’s operating performance;

•	Expenses that are related to the completion and integration of mergers and acquisitions;
Historically, when relevant, we have also excluded:

•	Goodwill impairment losses that have no direct effect on the Company’s or the Bank’s cash balances, liquidity, or regulatory capital ratios; and

•	One-time bargain purchase gains on certain FDIC-assisted acquisitions that are not reflective of Umpqua’s on-going earnings power.

All of these items are excluded net of their tax impact. We calculate operating earnings (loss) per diluted share by dividing operating earnings by the same diluted share total used in determining diluted earnings per common share. See the following section in our Form 10-K for a reconciliation of the non-GAAP OEPS calculation to GAAP earnings per share: Part II, Item 7, Reconciliation of Net Earnings Available to Common Shareholders to Operating Earnings.

The board believes that regulatory compliance is critical to the success of the Company and, accordingly, allocates 20% of the CEO’s (and 15-20% of the other executive officer’s) target annual incentive to maintaining satisfactory or better regulatory compliance, which is an objective standard. However, pursuant to 12 CFR § 350.9, we are prohibited from disclosing all or any portion of an examination report and from making any representations about such a report, so we do not disclose our regulatory targets or our performance against those targets.

At the beginning of each year, we adopt an annual incentive plan that provides for cash incentive compensation to be awarded to our CEO and our other named executive officers upon achievement of the Company’s operating earnings and regulatory goals set by the board for our CEO and other named executive officers, and the individual budgeted business unit profitability and/or expense control objectives established for the other named executive officers.

Each executive is assigned a target incentive, which is a percentage of base salary. The overall target incentive is set annually by the Compensation Committee based on market comparables for similar positions, total compensation and internal groupings of executives. The Committee also assigns a maximum incentive above the target incentive. Achievement of the target incentive is based on the success of the Company and the individual executive in certain performance areas, as more particularly discussed in the section titled 2015 Executive Compensation Decisions.

The annual incentive plan for each named executive officer also includes a “negative discretion” component that allows the Compensation Committee to consider significant one-time events that might affect, for example, earnings per share, and reduce the award that would otherwise be suggested by rigid computation of the formula in the plan.

The annual incentive plans of all named executive officers require the executive to repay to the Company any incentives awarded based on earnings per share for a particular period if it is later determined that the earnings per share were materially inaccurate. This plan provision, often called a “clawback,” was first implemented in 2007 and has never been triggered. Since 2009, “clawback” provisions have been incorporated in the annual incentive compensation plans of all Company managers.

Long-Term Incentive Compensation
Under the 2013 Plan, the Company may award the following forms of long-term incentives to executives: stock options, stock appreciation rights (“SARs”), restricted share awards (“RSAs”), restricted stock units (“RSUs”), performance share awards, and performance compensation awards. In 2011, the Compensation Committee determined that the primary goal for all performance-based equity grants should be total shareholder return compared to the KRX total return index. The Committee also decided that annual incentive plans should focus on operating earnings per share and long-term equity incentives should be focused on total shareholder return. In 2012, the Committee determined that, as a retention device that is not tied to our performance-based conditions that are outside of the direct control of the officer, executive officers other than the CEO should receive 40% of their equity grants as time vested RSAs and 60% as performance-based RSAs. In 2015, the Committee increased the percentage of performance-based RSAs for the two Presidents and the Chief Financial Officer to 70% of their equity grants. The Committee also determined that, based on market information and advice from its compensation consultant, the equity grants to the CEO should be approximately equal to $1.5 million, which totaled 100,000 shares for 2015. 100% of the equity grants made in 2015 to the CEO were performance-based.

Performance Share and Restricted Share Awards. Performance share awards and RSAs are awarded subject to vesting requirements and, in some cases, subject to the Company achieving predetermined financial goals. Time-vested RSAs serve to help retain key executive talent, as well as attract and retain non-executive employees who make a significant contribution to the Company. Performance share awards provide an incentive to increase the Company’s stock price and return capital to shareholders. In January 2015, we issued RSAs under the 2013 Plan to executive officers.
The 2015 performance-based RSAs to executive officers were subject to the following vesting condition based on the Company’s TSR compared to the KRX total return (KRXTR) index over three years:

Umpqua’s 3-Year TSR Performance Compared to the KRXTR	Vesting Percentage
Lower than 60%	0%
60%	25%
between 60% and 100%	**
100% (Umpqua’s TSR Performance equals or exceeds the KRXTR Performance)	100%
Above 100%	***

** When TSR Performance is between 60% and 100%, the results are interpolated on a straight-line basis to determine the applicable vesting percentage. For example, 80% TSR Performance represents the midpoint of TSR Performance and would result in the midpoint of the Vesting Percentage, or 62.5%.
*** When TSR Performance is between 100% and 125%, the applicable Vesting Percentage shall be equal to the TSR Performance. If TSR Performance exceeds 125%, the Vesting Percentage is 125%. In no event do the total vested shares exceed 125% of the target award.

Our multi-year vesting schedules are designed to motivate executive officers and more closely align the interests of our executive officers and our shareholders.

The mix of equity awards made in 2015 is shown in the following table:

Name	Time Vested RSAs	Performance Vested RSAs
Davis	0%	100%
O’Haver	30%	70%
Seibly	30%	70%
Farnsworth	30%	70%
Ognall	40%	60%

Other Annual Compensation - Benefits and Perquisites

We provide benefit programs to executive officers and to other employees. The following table identifies the benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Named Executive Officers	Certain Managers	Full Time Employees
401(k) Plan	•	•	•
Group Medical/Dental/Vision	•	•	•
Group Life and Disability	•	•	•
Annual Manager Incentive Plan	•	•
Severance	•	•	•
Change in Control	•	•
Supplemental Retirement	•	•
Supplemental Executive Retirement (1)	•
Deferred Compensation Plan (2)	•	•

(1) Mr. Davis is the only employee with a Supplemental Executive Retirement Plan, which was implemented in 2003.
(2) In connection with the acquisition of other financial institutions, the Company has assumed deferred compensation plans that benefit other past and present employees. In 2008, the Company adopted a non-qualified deferred compensation plan that allows eligible officers to make payroll deferrals to a deferred compensation account and to elect a deferred distribution date.

The Company provides modest perquisites to the named executive officers. The perquisites we offer are common in the financial services industry and help the Company attract and retain superior employees for key positions. Some perquisites are intended to serve an Umpqua business purpose, but it is understood that some may be used for personal reasons as well. Our payment of perquisites is disclosed in the Summary Compensation Table and they are itemized in the related supplemental table.

Umpqua has adopted a policy that governs use of the aircraft leased by the Company. That policy generally provides that the CEO or CFO must approve any use of this aircraft and it prohibits any purely personal use, regardless of whether the officer reimburses the Company for that use. If the officer is accompanied on a business trip by a spouse or other guest, the officer must reimburse the Company for the spouse or guest’s use of the aircraft in accordance with the Standard Industry Fare Level formula. If the officer’s spouse accompanies the officer on the aircraft for the purpose of participating in business functions, that use is not deemed to be personal use.

Stock Ownership and Retention Policies
We believe that key executives should have a significant stake in the performance of the Company’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of Company shares. Our Statement of Governance Principles (posted on our website) requires directors and executive officers to accumulate a meaningful position in Company shares. Our stock ownership requirement for outside directors and executive officers is tied to a multiple of base salary for the executive officers and a multiple of director compensation for directors, as noted below:

Position	Minimum Ownership (multiple of annual base salary)
CEO	4.0
President	2.0
Other EVPs	1.5
Directors	Minimum Ownership (multiple of annual director compensation)
Outside Director	4.0

Under this policy, share ownership is determined from the totals on Table 1 of SEC Form 4, which includes unvested RSAs and shares in which beneficial ownership is disclaimed, but excludes outstanding stock options and RSUs. Compliance with share ownership guidelines is reviewed annually by the Governance Committee. This minimum ownership must be achieved within five years after the officer or director takes office. As of December 31, 2015, all directors and executive officers satisfied these requirements or had not yet served for five years.

In addition, named executive officers must retain a substantial portion of the equity awards granted by the Company. A named executive officer must retain 75% of the following awards until the officer retires:

•	Gains from option exercises (shares remaining after payment of the exercise price and taxes);

•	Vested RSAs (net of tax withholdings); and

•	Shares issued in payment of RSUs (net of tax withholdings).

Exceptions to this holding requirement may be granted only by the Compensation Committee based upon bona fide personal financial need or family hardship, including divorce or death of a spouse.

Directors and executive officers may sell no more than 15,000 shares per calendar year, unless he or she obtains authorization in a hardship situation from the Compensation Committee. In addition to this cap, a director or officer may sell shares to cover the exercise price and estimated taxes associated with an option exercise or RSA vesting. Our policy also prohibits directors and executives from engaging in transactions in which they may profit from short term speculative swings in the market value of Umpqua stock. These prohibited transactions include “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future); “short sales against the box” (selling owned, but not delivered securities); “put” and “call” options (publicly available rights to sell or buy Umpqua shares at a specific price within a specified period of time); and derivative transactions, such as non-recourse loans secured by Company stock.
In 2015, the named executive officers, as a group, acquired 129,038 shares of Company stock through vesting of restricted share or unit grants and sold or disposed of 47,335 shares to pay taxes in connection with vesting. The group, as a whole, also exercised 5,000 stock options as a “net” exercise, surrendering 4,320 shares to cover the cost of the exercise price and the taxes in connection with the exercise.
Equity Compensation Plan Practices
In general, we issue long-term equity incentives to our named executive officers at the following times: (i) upon initial employment with the Company; (ii) in the first quarter of each year, in connection with establishing their long-term incentive compensation package for that year; and (iii) in connection with a significant advancement or promotion or a significant change in compensation arrangements.

We only issue stock options when the trading window is open for Section 16 reporters. This way, the stock price at the time of the grant can be reasonably expected to fairly represent the market’s view of our results and prospects. We have never re-priced or back-dated options granted under any of Umpqua’s equity compensation plans. See tables titled Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End.

As noted above, we have adopted stock ownership guidelines and a “hold to retirement” policy that severely restrict the ability of our named executive officers to turn equity grants into cash. However, these restrictions are not reflected in the FASB ASC 718 values attached to those grants.

Severance and Change in Control
The financial services industry is in a period of consolidation that we expect will continue for the foreseeable future. The occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. These transactions often result in significant organizational changes, particularly at the senior executive level. We believe that change in control benefits eliminate or at least reduce any reluctance of executive officers to actively pursue potential change in control transactions that may be in the best interest of shareholders. Accordingly, we provide such protection for all of our named executive officers under their respective employment agreements. For executives other than Mr. Davis, we have provided severance benefits of six or nine months base salary and change in control benefits 12 or 24 months base salary and 100% or 200% of prior year incentive. Our CEO recommends to the Compensation Committee the level of benefit to be provided to an executive, and the Committee considers that recommendation and makes a final decision. We consider these severance protections to be an important part of an executive’s compensation and consistent with similar benefits offered by our competition.

All of our change in control provisions are “double trigger,” such that the benefit is paid only if there is both a change in control transaction and a qualifying termination of employment. In order to encourage certain executive officers to remain employed following a change in control, if the executive continues to work for the acquiring company for more than 12 months after the change in control transaction, the executive receives a reduced retention benefit in lieu of a change in control benefit. As a condition to receiving these severance benefits, the executive must agree not to compete with the Company, or its successor, and not to solicit customers or employees for a certain period following separation. See table titled Potential Payments Upon Termination or Change in Control.

2015 Executive Compensation Decisions
2015 Base Salary and Annual Incentive Targets Named Executive Officers
In 2014, the Compensation Committee independently engaged Towers Watson to provide analysis of our peer group and recommend possible adjustments, and to provide an executive compensation analysis, including peer group comparisons, for our executive officers. Except for executive compensation program review, recommendations and peer data analysis services, neither Towers Watson nor any of its affiliates provided services to Umpqua or its affiliates during 2014 or 2015. In 2013, after the announcement of the Sterling merger, Towers Watson recommended and reviewed a peer group of 23 regional banks with assets between 0.5x and 2.0x Umpqua’s projected post-merger assets of $22.0 billion. The median assets size bank in the new peer group was $22.0 billion and median market capitalization $3.2 billion, reflecting our projected size after the Sterling merger. Towers Watson also provided information about the peers’ revenue, operating income, net income, earnings per share growth and one-year TSR. The Committee considered input from Towers Watson and from management in determining appropriate peers and came to its own conclusion as to the companies to be included. The Committee also noted the significant overlap with the peer group used by ISS. The peer group companies selected by the Committee were:

Company Name	Ticker	Company Name	Ticker
Associated Banc-Corp	ASBC	Hancock Holding Company	HBHC
BOK Financial Corporation	BOKF	Popular, Inc.	BPOP
City National Corporation	CYN	Prosperity Bancshares, Inc.	PRSP
Commerce Bancshares, Inc.	CBSH	Signature Bank	SBNY
Cullen/Frost Bankers, Inc.	CFR	Susquehanna Bancshares, Inc.	SUSQ
East West Bancorp, Inc.	EWBC	SVB Financial Group	SIVB
First Citizens BancShares, Inc.	FCNCA	Synovus Financial Corp.	SNV
First Horizon National Corporation	FHN	TCF Financial Corporation	TCB
First Niagara Financial Group, Inc.	FNFG	UMB Financial Corporation	UMBF
First Republic Bank	FRC	Valley National Bancorp	VLY
FirstMerit Corporation	FMER	Webster Financial Corporation	WBS
Fulton Financial Corporation	FULT

In setting 2015 base salaries and incentive targets, the Compensation Committee and management referred to and considered the data and recommendations contained in an executive compensation analysis provided by Towers Watson using the above peer group. Management prepared a pro forma summary compensation table, which was used by the Committee as comparative tally sheets for review of named executive officer compensation.

In December 2014 and January 2015, Mr. Davis met with the Compensation Committee to review his recommendations for the other named executive officers, based on his evaluation of their performance and review of the Towers Watson compensation data. The Compensation Committee approved the following base salaries and incentive targets for the named executive officers in 2015.

	January 2015 Base Salary	% increase over salary at FYE 2014 salary	Target Incentive	% increase (decrease) over 2014	Target Incentive as a % of Base Salary	Target Cash Compensation (Base plus Incentive)
Davis	$950,000	0%	$950,000	0%	100.0%	$1,900,000
O'Haver	$565,000	0%	$480,250	0%	85.0%	$1,045,250
Seibly	$565,000	0%	$480,250	0%	85.0%	$1,045,250
Farnsworth	$425,000	3.7%	$340,000	18.5%	80.0%	$765,000
Ognall	$300,000	11.1%	$180,000	11.1%	60.0%	$480,000

2015 Incentive Compensation Earned by the Named Executive Officers
The Compensation Committee considered a variety of possible performance areas and determined that the following performance categories would focus the named executive officers on objectives that would benefit the Company and its shareholders:

•	corporate financial targets-measured by operating earnings per share-fully diluted;

•	regulatory and compliance goals; and

•	business unit budgeted profitability and/or expense goals (for all except Mr. Davis).

Beginning January 2012, the Compensation Committee removed all subjective elements to the annual incentive plans, to eliminate any perception that it was exercising or could exercise positive discretion with respect to any named executive officer’s annual incentive plan. Therefore, the subjective leadership goal was eliminated for CEO Davis and the subjective “personal” goals were eliminated for the other named executive officers, leaving only objectively measurable components for the annual incentive plans. However, the Compensation Committee retains the discretion to apply subjective determinations for purposes of reducing awards.

OEPS targets are set by the board based upon the Finance and Capital Committee’s recommendation. In 2015, three of the six members of the Compensation Committee also served on the Finance and Capital Committee, so they understood the Company’s budgeting process, and financial performance at the enterprise level and at the primary business unit level, and used this information when reviewing and approving incentive payouts to our named executive officers. The Company does not offer guidance on our OEPS, earnings per share or growth rate targets, and we regard these internal targets as confidential. However, we provide the Company-wide OEPS target on a retrospective basis. The OEPS target for 100% payout of the financial component is intended to be challenging but achievable, requiring year-over-year increases in value. The maximum percentage payout ranges for 2015 ranged from 0% to 150% of base salary.

Historically, our OEPS targets have not been easy to achieve. We failed to meet the minimum target in 2007, 2008 and 2009 and there was no payout of the financial component those years. In 2010, there was a 25% payout of the financial component. The following table compares actual results against target OEPS and shows the percentage payment of the corporate financial target incentive for the years 2011-2015:

Year	OEPS for 75-80% payout*	OEPS for 100% payout	Reported OEPS (fully diluted)	Percentage Payout of OEPS Component
2011	$0.60-$0.70	$0.71-$0.90	$0.66	80%
2012	$0.66-$0.76	$0.77-$0.86	$0.93	125%
2013	$0.85-$0.95	$0.96-$1.06	$0.94	80%
2014	$0.92-$1.019	$1.02-$1.119	$1.08	100%
2015	$1.10 - $1.199	$1.20 - $1.299	$1.15	75%
*75% for 2015

The achievement of compliance and regulatory goals, as measured by ratings achieved in regulatory examinations and internal audit and compliance reviews are objective standards, as are the budgeted income and expense goals for the business units that are within the jurisdiction of the other named executive officers. These objective standards are consistent with the 2013 Plan and comprise 100% of Mr. Davis’s target incentive and 100% of the target incentive of the other named executive officers.

In January 2016, the Compensation Committee reviewed 2015 OEPS, regulatory and budget-to-actual results against the incentive plans for each of the named executive officers. The Committee determined that the Company’s actual OEPS for 2015 met the target range for 75% payout of the financial component. The Committee also determined that the named executive officers earned a 100% payout of the regulatory/compliance component. In determining whether to exercise negative discretion with respect to any named executive officer, the Committee considered the Company’s achievements for 2015, as outlined in the Executive Summary, above, and the progress made toward the strategic goals set by the board. The Committee found no reason to exercise negative discretion with regard to the CEO’s incentive payout and set that payout at $760,000, which is 80% of his target incentive.

The Compensation Committee also reviewed the objective components of the annual incentives for the other named executive officers. In determining whether to exercise negative discretion with respect to any of those officers, CEO Davis presented his evaluation of the performance of each of the other named executive officers and recommended the 2015 annual cash incentives to be paid to each executive officer. The Committee places significant weight on Mr. Davis’s incentive award recommendations, but the Committee independently reviewed and approved those recommendations. Achievement of performance targets in each of the other areas varied and incentive payouts for the other executive officers ranged from 70.6% to 90.3% of the targeted incentive.

The 2015 incentive compensation awarded to each named executive officer, itemized by category, is as follows:

Name	Financial Performance OEPS	%*	Regulatory	%*	Business Unit Financial**	%*	Total Paid	Target	Total as a % of Target
Davis	$570,000	80	$190,000	20	N/A	0	$760,000	$950,000	80%
O’Haver	$252,131	70	$63,033	15	$56,836	15	$372,000	$480,250	77.5%
Seibly	$252,131	70	$50,850	15	$36,019	15	$339,000	$480,250	70.6%
Farnsworth	$178,500	70	$43,350	15	$79,000	15	$300,850	$340,000	88.5%
Ognall	$81,000	60	$34,000	20	$47,500	20	$162,500	$180,000	90.3%

*	This figure represents the percentage of the total target incentive that is allocated to each performance category shown in the column to the left.

**
For all named executive officers except the CEO, this figure is their respective business unit profitability or expense control goal. Each business unit has budget goals for revenue and expenses that roll up into the Company’s consolidated budget and each business unit’s performance is measured against those budget goals.

2015 Long Term Incentive Compensation
In January 2015, the Compensation Committee approved an award of 100,000 performance-based RSAs to Mr. Davis. The Committee determined that the aggregate equity awards to Mr. Davis should be valued at not less than his base salary and decided to provide for an award valued at approximately 150% of base salary based in part on the significant achievements in 2014. To provide a mix of performance awards for shareholder alignment and time vested awards for retention purposes, Messrs. O’Haver, Seibly and Farnsworth received awards in 2015 that were allocated 70% to performance-based vesting and 30% to time vesting, and Mr. Ognall received awards in 2015 allocated 60% to performance-based vesting and 40% to time vesting. These grants are described in the Grants of Plan-Based Awards table. All of the performance-vested shares condition vesting on the Company’s TSR performance compared to the KRX total return index. The performance vesting conditions are the same for all named executive officers. See Restricted Share Awards, above. The Committee also confirmed the satisfaction of vesting conditions of TSR-based awards originally granted in 2012.

Internal Pay Equity
In January 2015, the Compensation Committee considered internal pay equity when it reviewed the total compensation paid to the CEO, as compared to the other named executive officers and the CEO’s other direct reports. The Committee considers total direct compensation, but not the Davis SERP, when reviewing internal pay equity because the benefit under the SERP was capped in 2007. Based on its review, the Committee was satisfied that the comparative relationship between the compensation of the CEO and Umpqua’s other named executives is appropriate.

Section 4 – Other Compensation Information

Role of Tax and Regulatory Requirements
Under Section 162(m) of the Code, the Company is generally prohibited from deducting for federal income tax purposes employee compensation that would otherwise be deductible to the extent that the compensation exceeds $1 million for any covered employee in any fiscal year. However, compensation that is performance-based, as defined in the Code, is not subject to the deductibility limits. The board’s goal is for all compensation paid by the Company to be fully deductible for federal income tax purposes, and the Company’s executive compensation is structured in a manner intended to satisfy the “qualified performance-based compensation” exception of Section 162(m) of the Code. However, the Company reserves the right to pay compensation that is not deductible if it determines that the compensation is consistent with the goals of the executive compensation program. In addition, despite the Company’s efforts to structure compensation in a manner intended to be exempt from the deduction limits under Section 162(m) of the Code because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation will so qualify.

The employment agreements with our named executive officers provide that if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code.

Those agreements also provide that if any benefit thereunder is subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.

The agreements with our named executive officers also provide that Umpqua shall not pay any benefit to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation (the “FDIC”), as the same may be amended from time to time.

Review of Risk Associated With Compensation Plans
The Company develops and implements compensation plans that provide strategic direction to the participant and engages them in the Company's success, which contributes to shareholder value. We believe our approach to goal setting, establishing targets with payouts at multiple levels of performance, evaluation of performance results and negative discretion in the payout of incentives help to mitigate excessive risk-taking that could harm company value or reward poor judgment by our executives.

Compensation policies and practices are determined by reviewing compensation analyses including industry/market benchmarking reports to determine competitive pay packages. The Company's variable pay programs are designed to reward outstanding individual and team performance while mitigating risk taking behavior that might affect financial results.

Performance incentive rewards for all plans continue to be focused on results that possibly impact earnings, profitability, credit quality, reasonable loan growth, deposit growth, sound investment advice, superior customer service, sound operations and compliance, sustainable culture, and leadership excellence.

Incentive plans, which are reviewed and revised on an annual basis, have defined terms and conditions which enable the Company to adjust the final scoring and payment of the plan, including adjustments that may only become apparent upon an after the fact review. In addition, some incentive plans may have specific and defined holdbacks and modifiers enabling adjustments at the time of payout.

Generally, there is more oversight of plans that have a higher degree of risk, larger payouts, and those plans that could have the greatest negative impact on the Company's safety and soundness, such as plans for Commercial, Mortgage and Umpqua Investments. The more risk associated with the incentive plan the more review and approval hurdles must be crossed before payment is made.

In January 2015, the Compensation Committee met with executive officers of the Company to review the incentive compensation plans and concluded that, based on the controls described above and elsewhere in this proxy statement, those plans do not present risks that are reasonably likely to have a material adverse effect on the Company.

When evaluating risk, the Compensation Committee noted that OEPS, which are based directly on audited numbers, are the primary financial component of annual incentive compensation. In this environment, credit costs and the net interest margin are the primary drivers of OEPS. The Committee and the board, as a whole, receive regular reports about OEPS and the steps taken by management to address credit costs, deposit prices and loan yields. The importance of OEPS and the degree of oversight devoted to OEPS are strong risk controls.

In addition, the Company has adopted compensation practices, as discussed in this proxy statement, that discourage excessive or unnecessary risk-taking, such as:

•	prohibiting the re-pricing of stock options;

•	requiring executives to acquire and hold substantial ownership positions in company stock;

•	implementing “clawback” provisions in annual incentive plans; and

•	adopting a “hold to retirement” policy with respect to 75% of the net gains from equity awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

Based on the foregoing review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2015.

Submitted by the Compensation Committee:
Luis F. Machuca (Chair)
James S. Greene (Vice Chair)
Luanne Calvert
Robert C. Donegan
Maria M. Pope
Bryan L. Timm

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the total compensation awarded to, paid to or earned by the named executive officers for the fiscal year ended December 31, 2015.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(g)(2)	(h)	(i)(3)	(j)
Davis, Raymond P. President/Chief Executive Officer	2015	$950,000	$0	$1,502,000	$0	$760,000	$0	$64,372	$3,276,372
	2014	$910,625	$0	$1,702,301	$0	$950,000	$412,124	$55,760	$4,030,810
	2013	$815,000	$0	$691,200	$0	$684,600	$641,786	$156,371	$2,988,957
O'Haver, Cort L. President –Commercial Banking	2015	$565,000	$0	$536,410	$0	$372,000	$0	$33,912	$1,507,322
	2014	$546,042	$0	$1,213,940	$0	$456,000	$0	$27,468	$2,243,450
	2013	$409,167	$0	$301,900	$0	$250,800	$0	$56,463	$1,018,330
Seibly, J. Gregory President –Consumer Banking	2015	$565,000	$0	$536,410	$0	$339,000	$0	$32,410	$1,472,820
	2014	$400,436	$0	$1,629,808	$0	$300,000	$0	$2,291,028	$4,621,272
Farnsworth, Ronald L. EVP/Chief Financial Officer	2015	$425,000	$0	$459,780	$0	$300,850	$0	$24,823	$1,210,453
	2014	$392,500	$0	$1,040,520	$0	$293,000	$0	$21,543	$1,747,563
	2013	$310,000	$0	$301,900	$0	$204,600	$0	$54,750	$871,250
Ognall, Andrew H. EVP/General Counsel	2015	$300,000	$0	$308,560	$0	$162,500	$0	$16,860	$787,920

(1)
The amounts shown in columns (e) and (f) represent the fair value of stock and option awards issued during the year(s) shown. The assumptions made in calculating these values are disclosed in the Note 21 to our Consolidated Financial Statements included in our 2015 annual report on Form 10-K. For Mr. Seibly ($210,177 in 2014), the amount includes the value of acceleration of vesting of restricted stock units (originally issued by Sterling Financial Corporation in March 2012) upon the closing of the Sterling merger.

(2)
The amounts shown in column (g) were earned in the year(s) noted and awarded under the Company’s annual incentive plans, but paid the following year. For Mr. Seibly, the amounts shown in 2014 have been pro-rated based on commencement of employment in April 2014.

(3)
The table below itemizes the amounts shown in column (i), All Other Compensation, for 2015. For Mr. Seibly the amounts in 2014 include cash payments made by the Company, as successor to Sterling Financial Corporation, in settlement of benefits under the Sterling Financial Corporation Change in Control Plan. For Messrs. Davis, O’Haver and Farnsworth, amounts in 2013 include dividends on equity awards, which are factored into the grant date fair value for 2014 and 2015.

All Other Compensation

Name	Annual Paid Parking	Annual Dues and Club Memberships	Supplemental Retirement Plan (i)	Match Contribution to 401(k)	Total
Davis, R.	$2,760	$3,700	$49,962	$7,950	$64,372
O’Haver, C.	$2,760	-	$23,202	$7,950	$33,912
Seibly, J.	$2,760	$3,700	$18,000	$7,950	$32,410
Farnsworth, R.	$2,760	-	$14,113	$7,950	$24,823
Ognall, A.	$2,760	-	$6,150	$7,950	$16,860

(i) Amount contributed by Company in 2016 to the executive’s account under the Supplemental Retirement Plan based on 2015 eligible compensation.

Compensation Agreements
Employment Agreement with Mr. Davis
Our agreement with Mr. Davis, effective July 1, 2003, provides for his employment as President and Chief Executive Officer. It has no specific term and we may terminate his employment at any time for any reason or for no reason at all. However, if we terminate his employment without cause or if he leaves our employ for good reason, as defined in that agreement, he is entitled to a severance benefit equal to twice his base salary just prior to termination and twice his incentive received the prior year. Should Mr. Davis’s employment terminate without cause or for good reason as a result of a change in control, his employment agreement provides for payment of a severance benefit equal to three years base salary and three times the incentive that he was targeted to receive that year, payable over 36 months. In addition, the Company, or its successor, would be obligated to pay health and welfare benefits for three years following termination, immediately vest all unvested stock options and provide an additional credit to his supplemental executive retirement plan.

Retirement Plan for Mr. Davis
The Company has a Supplemental Executive Retirement Plan with Mr. Davis dated July 1, 2003, which was amended and restated effective January 1, 2007 (the “Davis SERP”) to provide for a fixed schedule of retirement benefits to be paid to him when he retires. As restated in 2007, the Davis SERP benefit cannot exceed $850,000 per year. In the event of his death while in the employ of the Company, his estate or designated beneficiary is entitled to receive payments under the SERP as if he had elected to retire the day prior to his death. See the table titled Pension Benefits.

Employment Agreements with Other Named Executive Officers
The named executive officers other than Mr. Davis have Employment Agreements with the Company that provide the following benefits:

Name	Expiration Date (1)	Severance Benefit (2)	Change in Control (3)	CIC Retention Benefit (4)
O’Haver, Cort	12/31/2019	9 mo. salary	24 mo. salary + 200% of prior year incentive	12 mo. salary + 100% of prior year incentive
Seibly, J. Gregory(5)	4/18/2016	9 mo. salary	N/A	N/A

Farnsworth, Ron	12/31/2018	9 mo. salary	24 mo. salary + 200% of prior year incentive	12 mo. salary + 100% of prior year incentive
Ognall, Andrew	12/31/2018	9 mo. salary	24 mo. salary + 200% of prior year incentive	N/A

(1)	There is no specific term of employment and each agreement is terminable by the Company or the executive at any time, with or without cause.

(2)
Calculated as the greater of: (i) the number of months of current base salary at the time of termination; or (ii) two weeks for every year of employment, payable over that same number of months. The severance benefit is payable if the executive is terminated “without cause” or if the executive leaves for “good reason,” as defined in the agreement.

(3)
Calculated as the number of months of current base salary at the time of termination plus a multiple of the executive’s incentive paid for the prior year, payable monthly over a period equal to the number of months of base salary paid. This change in control benefit is payable only if the executive’s employment is terminated within 12 months after the change in control transaction and it is paid in lieu of a severance benefit.

(4)
Calculated as the number of months of current base salary at the time of termination plus a multiple of the executive’s incentive paid for the prior year, payable monthly over a period equal to the number of months of base salary paid. This benefit is payable 12 months following a change in control if the executive remains employed for at least 12 months after the change in control transaction and it is paid in lieu of a severance or change in control benefit.

(5)
The Company entered into an employment agreement with Mr. Seibly effective as of, and subject to the occurrence of, the effective time of the Sterling merger. Mr. Seibly is eligible for a retention bonus of $452,000 if he remains employed through the second anniversary of the effective date of the merger (the expiration date).

Miscellaneous Provisions in Executive Employment Agreements
Each of our Employment Agreements with named executive officers includes the following provisions:

•	An adjustment that prohibits any benefit payment to the executive to the extent it would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code.

•	A prohibition on competing with the Company during the time that the executive is receiving payment of a severance, change in control or retention incentive benefit.

•	Receipt of the change in control benefit is subject to a “double trigger” such that there must be a qualifying termination of employment in addition to a change in control event.

•	A prohibition on solicitation of the Company’s customers or employees for two years following the executive’s departure.

•
A requirement that the executive sign a release of claims against the Company as a condition to receiving a severance or change in control benefit. This release of claims provision is not included in Mr. Davis’s agreement.

Deferred Compensation Plan
In September 2008, the Company adopted a restated Supplemental Retirement and Deferred Compensation Plan. The deferred compensation component of the non-qualified plan is effective for eligible officers selected by the Compensation Committee beginning January 1, 2009. Participants may defer a portion of their salary (up to 50%) into a plan account and invest it in various mutual funds that are similar to those available under the 401(k) plan. The Company has no plans to make discretionary contributions to the deferred compensation accounts.

Supplemental Retirement Plan
We maintain a non-qualified deferred compensation plan for executive officers who are selected by the Compensation Committee to participate in the plan. Under the plan the Company may make discretionary profit sharing or other contributions to the plan. The plan is designed to be administered under Sections 201(2) and 301(a)(3) of ERISA. In 2015, each of the named executive officers were eligible to participate in this plan, and contributions made by the Company to their accounts are reported in the All Other Compensation table above and equaled 3% of eligible compensation (determined in the same manner as the 401(k) plan). Participants may invest contributions in various mutual funds that are similar to those available under the 401(k) plan.

401(k) and Profit Sharing Plan
Umpqua sponsors and administers a 401(k) salary deferral and profit sharing plan covering substantially all employees of the Company and its subsidiaries. The plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Participants may elect to contribute 100% of eligible compensation to the plan each year, subject to applicable IRC limits on annual employee deferrals. In 2015, the Company made a matching contribution of 50% of each participant’s salary deferral, up to 6% of eligible compensation. Our named executive officers are eligible to participate in the plan under the same terms and conditions as other employees.

2013 Incentive Plan
The 2013 Plan, which was adopted by shareholders at the 2013 annual meeting, supports the Company’s long term business objectives in a manner consistent with our executive compensation philosophy. Specifically, the Company’s board of directors believes that allowing the Company to offer stock-based compensation under the 2013 Plan will:

•	Align the interests of employees and other award recipients with the interests of the Company’s shareholders; and

•	Attract, motivate and retain experienced and highly qualified individuals who will contribute to the success of the Company.

The 2013 Plan also provides the Compensation Committee with flexibility regarding the types of awards granted to executives and is designed to qualify equity awards and annual cash incentive awards as qualified performance-based compensation under Section 162(m) of the Code, which is fully deductible to the Company for income tax purposes. The Company may, however, elect to provide non-deductible compensation to its executive officers under the 2013 Plan.

With respect to the 2013 Plan, the members of the Compensation Committee, all of whom are independent of Company management, select all executive-level plan participants and determine participation levels and the terms and conditions of all awards made under the plan. The 2013 Plan authorizes the issuance of four million shares of the Company’s common stock; however, the Company is seeking shareholder approval of an amendment to increase this limit to 12 million shares. A maximum of 400,000 shares may be granted under the 2013 Plan to an individual pursuant to stock options and stock appreciation rights during any one-year period. For any other award, a maximum of 200,000 shares may be granted under the 2013 Plan to an individual during any one-year period. In 2015, we issued 220,000 shares of restricted stock under the terms of the 2013 Plan to named executive officers, which could result in a maximum of 275,000 shares being issued if all performance-based vesting conditions are satisfied at the highest level.

Grants of Plan-Based Awards

This table shows the plan-based awards granted to each named executive officer in the fiscal year ended December 31, 2015. The actual payouts under the annual incentive plans are shown in column (g) of the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date	Grant Date Fair Value of Stock & Option Awards ($)
		Thresh-old ($)	Target ($)	Maximum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(2)	(j)	(k)(3)		(l)(4)
Davis	1/1/15	0	950,000	1,377,500
RSAs (1)	2/2/15				0	100,000	125,000				$16.04	$1,502,000
O’Haver	1/1/15	0	480,250	702,366
RSAs (1)	2/2/15				0	24,500	30,625				$16.04	$367,990
RSAs	2/2/15							10,500			$16.04	$168,420
Seibly	1/1/15	0	480,250	702,366
RSAs (1)	2/2/15				0	24,500	30,625				$16.04	$367,990
RSAs	2/2/15							10,500			$16.04	$168,420
Farnsworth	1/1/15	0	340,000	497,250
RSAs (1)	2/2/15				0	21,000	26,250				$16.04	$315,420
RSAs	2/2/15							9,000			$16.04	$144,360
Ognall	1/1/15	0	180,000	261,000
RSAs (1)	2/2/15				0	12,000	15,000				$16.04	$180,240
RSAs	2/2/15							8,000			$16.04	$128,320

(1)
The shares underlying RSAs reported in column (g) were issued under the 2013 Plan and vest three years following the grant date to the extent that the Company’s total shareholder return achieves specified targets as compared to the KRX total return index. See Long Term Incentive Compensation.

(2)	The shares underlying RSAs reported in column (i) were issued under the 2013 Plan and vest 33.33% per year over three years, beginning one year following the grant date.

(3)	Column (k) shows the closing price of Umpqua common stock on the grant date.

(4)
Column (l) shows the aggregate grant date fair value associated with all RSAs, as determined in accordance with FASB ASC 718, Stock Compensation. The assumptions used to calculate fair value are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End
This table shows information concerning unexercised stock options and unvested restricted stock awards held by each named executive officer as of December 31, 2015. Awards granted prior to April 19, 2013 were granted under the 2003 Plan or the 2007 LTI Plan. Awards granted after that date were granted under the 2013 Plan or a Sterling plan assumed by the Company in the Sterling merger.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)(1)	(b)(2)	(c)(3)		(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)(8)	(j)(9)
Davis, R.
01/18/2006	25,000			$28.425	1/17/2016
03/05/2007	50,000			$26.12	3/05/2017
08/02/2010	15,000			$12.87	8/01/2020
01/31/2011	75,000			$10.97	1/31/2021
01/31/2013								40,000	$636,000
04/19/2013								20,000	$318,000
1/27/2014								44,707	$710,841
04/24/2014								55,000	$874,500
02/02/2015								100,000	$1,590,000
O’Haver, C.
01/31/2013						3,333	$52,995
01/31/2013								15,000	$238,500
01/27/2014						9,333	$148,395
01/27/2014								21,000	$333,900
04/24/2014								35,000	$556,500
02/02/2015						10,500	$166,950
02/02/2015								24,500	$389,550
Seibly, J.
04/29/2013	17,630	17,628	(10)	$12.16	4/28/2023
04/29/2013						18,504	$294,214
03/07/2014						32,941	$523,762
04/04/2014						28,247	$449,127
04/24/2014						81,776	$1,300,238
02/02/2015						10,500	$166,950
02/02/2015								24,500	$389,550
Farnsworth, R.
02/05/2010	8,000			$11.89	2/05/2020
01/31/2013						3,333	$52,995
01/31/2013								15,000	$238,500
01/27/2014						8,000	$127,200
01/27/2014								18,000	$286,200
04/24/2014								30,000	$477,000
02/02/2015						9,000	$143,100
02/02/2015								21,000	$333,900
Ognall, A.
04/28/2014								10,000	$159,000
02/02/2015						8,000	$127,200
02/02/2015								12,000	$190,800

(1)	In column (a), the grant date of each award is noted below the name of each named executive officer.

(2)	Column (b) shows the number of shares underlying vested (exercisable) but not exercised stock options at the fiscal year ending December 31, 2015.

(3)	Column (c) shows the number of shares underlying unexercised options that are not exercisable because they had not vested at the end of the fiscal year.

(4)	Column (e) shows the exercise price to be paid by the executive to acquire the shares subject to the option.

(5)
Column (f) shows the date that each option expires, if not previously exercised. Under the 2003 Plan, the option expiration date is accelerated for officers whose employment is terminated for any reason and all such options expire three months following the termination date.

(6)
Column (g) shows the number of shares of restricted stock that have not vested as of December 31, 2015. RSA grants to Messrs. Farnsworth, O’Haver and Ognall shown in this column vest 33.3% per year over a three year period, beginning one year following the date of grant. The RSU grants to Mr. Seibly shown in this column vest (i) 25% per year over a four year period, beginning one year following the grant date for the 4/29/13 grants and beginning 4/1/15 for the 3/7/14 grants; (ii) vest 100% on April 4, 2016 for the 4/4/14 grants; (iii) vest 100% on April 18, 2016 for the 4/24/14 grants; and (iv) vest 33.3% per year over a three year period, beginning one year following the date of grant for the 2/02/15 grant.

(7)
Column (h) shows the aggregate market value of shares of restricted stock that have not vested as of December 31, 2015, using the closing price of Umpqua stock of $15.90 on December 31, 2015, the last trading day of the year.

(8)	Column (i) shows the shares issuable, assuming target vesting (100%) of the RSAs or PSAs.

(9)	Column (j) shows the aggregate market value of shares based on unvested RSAs or PSAs, using the closing price of Umpqua stock of $15.90 on December 31, 2015, assuming maximum vesting of the award.

(10)	This option vests 25% per year over a four year period, beginning one year after the grant date.
“In the Money” Options at Fiscal Year-End
This table demonstrates the linkage between negative share price performance and option grants to the named executive officers. It shows the number of vested but unexercised option shares held by the named executive officers at December 31, 2015, that have an exercise price below the market price of Umpqua common stock on December 31, 2015, the last trading day of the year.

Name	Option Shares Exercisable at 12/31/15 (1)	Option Shares “In the Money” at 12/31/15 (2)
Davis, Raymond P.	165,000	90,000
O’Haver, Cort L.	-	-
Seibly, J. Gregory	17,630	17,630
Farnsworth, Ronald L.	8,000	8,000
Ognall, Andrew H.	-	-

(1)	Number of shares underlying unexercised but vested and exercisable options at December 31, 2015.

(2)	Number of exercisable option shares with an option exercise price less than the closing price of Umpqua Stock ($15.90) on December 31, 2015.
Option Exercises and Stock Vested

This table shows each stock option that was exercised by a named executive officer and the number of restricted shares that vested during the fiscal year ended December 31, 2015. In each case the option exercise price payable by the optionee and related taxes to be withheld were all received by the Company.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Davis, Raymond P.	-	-	54,538	$869,881
O’Haver, Cort L.	5,000	$93,000	25,967	$413,997
Seibly, J. Gregory	-	-	20,233	$348,730
Farnsworth, Ronald L.	-	-	28,300	$452,238
Ognall, Andrew H.	-	-	-	-

Pension Benefits

This table shows the current outstanding obligations of the Company under the Davis SERP, which is a non-qualified defined benefit plan and is the only retirement plan sponsored by the Company that is required to be reported in this table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b) (1)	(c)(2)	(d) (3)	(e)
Davis, Raymond P.	Supplemental Executive Retirement Plan	N/A	$8,435,072	-

(1) The Supplemental Executive Retirement Plan is also referred to in this proxy as the Davis SERP. See the section titled Retirement Plan for Mr. Davis for more information.
(2) Mr. Davis had 12.5 years of credited service when the Davis SERP was amended in 2007. As amended, the agreement has a fixed schedule of benefits, based upon the month in which his employment terminates and the reason for termination. Years of credited service are no longer relevant to computing his benefits under the Davis SERP.

(3) The present value of Mr. Davis’s accumulated benefit under the Davis SERP, computed as of December 31, 2015, which is the measurement date used for financial statement reporting purposes with respect to Umpqua’s audited financial statements for the fiscal year ended December 31, 2015. During 2015, Umpqua did not accrue any amounts for the Davis SERP. The benefits payable by Umpqua under the Davis SERP are reduced by the amounts otherwise provided by Social Security and other retirement benefits paid by us, and these estimated amounts are reflected in the present value shown in column (d). The present value is calculated using a discount rate of 6.25% and Internal Revenue Service mortality tables for life expectancy.

Mr. Davis, or his beneficiary upon his death, would be entitled to receive an annual benefit of $850,000 (less the deductions for Social Security and other retirement benefits paid by the Company) if his employment terminated for any of the following reasons: Retirement, Disability, Change in Control or Death. “Disability” and “Change in Control” are defined in the SERP and are consistent with the definitions of the same terms found in his Employment Agreement. Mr. Davis reached “Retirement Age” under the SERP on June 3, 2011, his 62nd birthday. In 2014, Mr. Davis turned 65 and the SERP provides that his annual benefit is fixed at $850,000 per year. Payment of the annual benefit continues until (i) 36 months prior to his predicted life expectancy, measured at termination of employment, if he dies prior to that date or (ii) 36 months after his predicted life expectancy, if he survives to that date.

Nonqualified Deferred Compensation

Name	Plan	Executive Contributions in 2015	Registrant Contributions in 2015	Aggregate earnings in 2015	Aggregate balance at 12/31/2015
(a)		(b)(1)	(c)(2)	(d)(3)	(e)
Davis, Raymond P.	Supplemental Retirement Plan	-	$41,700	$(4,039)	$540,794
	Deferred Compensation Plan	-	-	-	-
O’Haver, Cort L.	Supplemental Retirement Plan	-	$16,968	$(1,099)	$57,441
	Deferred Compensation Plan	-	-	-	-
Seibly, J. Gregory	Supplemental Retirement Plan	-	$4,213	$ (155)	$4,052
	Deferred Compensation Plan	-	-	-	-
Farnsworth, Ronald L.	Supplemental Retirement Plan	-	$11,043	$ 9	$47,795
	Deferred Compensation Plan	-	-	-	-
Ognall, Andrew H.	Supplemental Retirement Plan	-	-	-	-
	Deferred Compensation Plan	$10,000	-	$(409)	$9,578
(1) Amounts represented discretionary deferrals from salary or annual incentive compensation. All amounts deferred are included in the Salary or Non-Equity Incentive Plan Compensation disclosures in the Summary Compensation Table.
(2) All amounts are included in the All Other Compensation disclosures in the Summary Compensation Table for 2014.
(3) Amounts reflect change in market value including dividends paid and interest earned, but excluding fees paid by participants.

The Company adopted the non-qualified Supplemental Retirement and Deferred Compensation Plan in 2008. The deferred compensation component of the plan is available to eligible officers selected by the Compensation Committee each year, and all named executive officers are eligible to participate. Participants may elect to defer a portion of their salary (up to 50%) or annual cash incentive payment into a plan account and invest it in various mutual funds that are similar to those available under the 401(k) plan. The Company has not made, and has no plans to make, discretionary contributions to deferred compensation accounts. The supplement retirement component of the plan is for executive officers who are selected by the Compensation Committee to participate. Each year the Compensation Committee determines whether to recommend to the Board that the Company make a discretionary contribution to the supplemental retirement plan. The plan is designed to be administered under Sections 201(2) and 301(a)(3) of ERISA. In 2015, each of the named executive officers were eligible to participate in this plan, and contributions made by the Company to their accounts are reported in All Other Compensation in the Summary Compensation Table for 2014 and equaled 3% of eligible compensation. Participants may invest contributions in various mutual funds that are similar to those available under the 401(k) plan. The Company does not guarantee earnings or pay interest on elective deferrals or Company discretionary contributions.

Potential Payments Upon Termination or Change in Control

The following table shows the cash and equity benefits payable to the named executive officers upon termination of employment for various reasons, including a change in control of the Company. See the summary of the executive’s employment agreement following the Summary Compensation Table for a description of how the severance and change in control benefits are calculated. For purposes of this table, it is assumed that the termination of employment occurred on December 31, 2015.

Name/Triggering Event	Cash payments	Annual SERP payments (6)	Equity awards (7)
Davis, Ray
Death/disability (1)	$100,000	$740,351	$2,610,901
Involuntary termination (2),(5)	$3,830,343	$740,351	$1,383,697
Voluntary resignation/retirement	—	$740,351	$1,383,697
Qualifying termination following change in control (3),(5)	$2,623,745	$740,351	$4,129,341
Retention payment if employed 12 months following change in control	—	—	N/A

O’Haver, Cort
Death/disability	—	—	$1,235,904
Involuntary termination (2),(5)	$423,750	—	$541,513
Voluntary resignation/retirement	—	—	$541,513
Qualifying termination following change in control (3),(5)	$968,957	—	$1,886,789
Retention payment if employed 12 months following change in control (4)	$1,021,000	—	N/A

Seibly, J. Gregory
Death/disability	—	—	$1,534,896
Involuntary termination (2),(5)	$423,750	—	$1,366,167
Voluntary resignation/retirement	—	—	—
Qualifying termination following change in control (3),(5)	$423,750	—	$3,511,475
Retention payment if employed 12 months following change in control	—	—	N/A

Farnsworth, Ron
Death/disability (1)	$100,000	—	$1,099,859
Involuntary termination (2),(5)	$307,500	—	$497,282
Voluntary resignation/retirement	—	—	$497,282
Qualifying termination following change in control (3),(5)	$749,094	—	$1,658,895
Retention payment if employed 12 months following change in control (4)	$703,000	—	N/A

Ognall, Andrew
Death/disability	—	—	$229,715
Involuntary termination (2),(5)	$225,000	—	—
Voluntary resignation/retirement	—	—	—
Qualifying termination after change in control(3),(5)	$429,585	—	$477,000
Retention payment if employed 12 months following change in control	—	—	N/A

(1)	Bank owned life insurance (BOLI) death benefit, providing for a payment if death occurs while employed. Excludes amounts payable under company-wide group life and disability plans.

(2)
Triggering events are termination without “cause” by the Company and executive termination for “good reason” as defined in employment agreements as a material reduction in base salary not shared by other executives or required relocation (and for Messrs. Davis and Seibly material changes in authority or responsibility). Cash payments to Mr. Davis are equal to two years base salary and two times the amount of cash incentive received the prior year (paid over two years) and the estimated cost of health and welfare plan benefits for two years following termination ($30,343). Cash payments to Messrs. O’Haver, Seibly, Farnsworth and Ognall are equal to nine months base salary (paid over nine months).

(3)
Triggering events are termination without “cause” or executive termination for “good reason” within one year following a change in control. Cash payments to Mr. Davis are equal to three years base salary and three times the amount of targeted incentive (paid over three years) and the cost of health and welfare plan benefits for three years following termination ($45,514). Cash payments to Messrs. O’Haver, Farnsworth and Ognall are equal to twenty-four months base salary and two times prior year incentive. Change in control termination benefits are in lieu of severance benefits. The amounts shown as cash payments are reduced by the estimated amount of Code §280G cutbacks, if any, in the table below these footnotes.

(4)
Retention benefits are payable in lieu of severance and change in control benefits if the executive remains employed for a period of twelve months following a change in control and no other change in control benefits are payable under their employment agreements.

(5)
Receipt of benefits are conditioned upon the executive not competing with the Company or soliciting the Company’s employees or customers; and for Messrs. O’Haver, Seibly, Farnsworth and Ognall the executive releasing claims against the Company.

(6)
The Davis SERP provides for annual payments of $740,351 ($850,000 less offsetting benefits as of December 31, 2015) for up to 36 months after (and to Mr. Davis’s beneficiary to a date 36 months prior to) his predicted life expectancy at the time of the triggering event.

(7)
This column shows (i) the dollar value of additional shares (if any) that would vest under the executive’s restricted stock and performance shares awards, calculated at $15.90 per share, which was the closing price of Umpqua’s stock on December 31, 2015.

Change in control benefits are subject to reduction to the extent that they exceed the safe harbor amount calculated under Section 280G of the Code. The following table shows how the change in control cash benefit is calculated:

Name	Change in control benefit under Employment Agreement (present value)	Less §280G cutback (i)	Net change in control cash benefit
Davis, Ray	$5,689,717	$3,065,972	$2,623,745
O'Haver, Cort	$2,028,926	$1,059,969	$968,957
Seibly, J. Gregory	$422,800	$ —	$422,800
Farnsworth, Ron	$1,426,806	$677,712	$749,094
Ognall, Andrew	$933,981	$504,396	$429,585

(i)
This calculation does not reflect the value of the non-compete provisions of the executive’s employment agreement, which we believe would reduce the amount of the cutback and increase net cash benefit.

INCORPORATION BY REFERENCE
The sections in this proxy-statement entitled “Compensation Committee Report” and “Audit and Compliance Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such reports by reference therein.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE SHAREHOLDER MEETING

Q:	Why did I receive the proxy materials?

A:
We have made the proxy materials available to you over the internet or, in some cases, mailed to you paper copies of these materials because the board is soliciting your proxy to vote your shares of our common stock at the annual meeting to be held on Wednesday, April 20, 2016 and at any adjournments or postponements of this meeting.

Q:	What is a proxy?

A:
The board is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting in the manner you direct. The written document you complete to designate someone as your proxy is usually called a “proxy card” or a “voting instruction form” depending on how the ownership of your shares is reflected in our records. If you are the record holder of your shares, a “proxy card” is the document used to designate your proxy to vote your shares. If you hold your shares in street name, a “voting instruction form” is the document used to instruct your broker (or other nominee) how your nominee should vote. In this proxy statement, the term “proxy card” means both the voting instruction form and proxy card unless otherwise indicated.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

A:
The Securities and Exchange Commission’s (“SEC”) notice and access rule allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, on or before March 7, 2016 we sent a notice to most of our shareholders by mail or e-mail containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

We provided some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials, shareholders who are participants in our benefit plans and shareholders holding more than 1,000 shares of common stock, with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet. If you received paper copies of the notice or proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to shareholders by signing up to receive all of your future proxy materials electronically, as described under “How can I receive my proxy materials electronically in the future?” below.

Q:	What does the Notice of Internet Availability of Proxy Materials look like?

A:
It will come in one of two forms. If you hold your shares in “street name” through a bank or broker, you will receive a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting” from Broadridge Financial Solutions. If you are a registered shareholder, you should have received a document titled “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting” from our transfer agent, Computershare.

Q:	What are shareholders being asked to vote on at the annual shareholder meeting?

A:	You will vote on:

•	Item 1: The election of 11 directors to serve until the next annual meeting of shareholders;

•	Item 2: An amendment to our 2013 Incentive Plan to authorize additional shares;

•	Item 3: Ratification (non-binding) of the selection of Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2016; and

•	Item 4: An advisory (non-binding) resolution on the Company’s executive compensation program (“say on pay” vote).
The board of directors recommends that you vote “FOR” each nominee, the amendment to the 2013 Incentive Plan, ratification of the Audit Committee’s selection of Moss Adams as the Company’s independent registered public accounting firms, and the advisory (non-binding) vote on executive compensation (say on pay).

Q:	What do I need to do now?

A:	First, carefully read this document. Then, vote your shares by following the instructions from your broker, if your shares are held in “street name” or by one of the following methods:

•	if you received these printed materials by mail, mark, sign, date and return your proxy card in the enclosed return envelope as soon as possible;

•	call the toll-free number on the proxy card and follow the directions provided;

•	go to the website listed on the proxy card and follow the instructions provided; or

•
attend the shareholder meeting and submit a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a legal proxy from your broker to vote in person at the meeting.

Voting by phone or on the internet has the same effect as submitting a properly executed proxy card.

Q:	What are my choices when voting?
A:    When you cast your vote on:

•	ELECTION OF DIRECTORS: You may vote in favor of electing the nominees as directors or vote against one or more nominees or you may abstain from voting;

•	OTHER MATTERS: You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

Q:	What if I abstain from voting?

A:
If your shares are represented at the annual meeting, in person or by proxy, but you abstain from voting on a matter, or include instructions in your proxy to abstain from voting on a matter, your shares will be counted for the purpose of determining if a quorum is present.

Q:	Who is eligible to vote?

A:
Holders of record of Umpqua common stock at the close of business on February 11, 2016 are eligible to vote at Umpqua’s annual meeting of shareholders. As of that date, there were 220,379,834 shares of Umpqua common stock outstanding held by 5,278 holders of record, a number that does not include beneficial owners who hold shares in “street name.”

Q:	How many shares are owned by Umpqua’s directors and executive officers?

A:
On February 11, 2016, Umpqua’s directors and executive officers beneficially owned 1,010,140 shares entitled to vote at the annual meeting, constituting less than 1.0% of the total shares outstanding and entitled to vote at the meeting.

Q:	What if I hold shares of Umpqua common stock in the Umpqua benefit plans?

A:
You will be given the opportunity to instruct the trustee of the Umpqua Bank 401(k) and Profit Sharing Plan (the “401(k) Plan”) and the Supplemental Retirement/Deferred Compensation Plan (the “NQ Plan”) how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, the trustee will vote all unvoted shares held in the 401(k) Plan in proportion to the voted shares, and the trustee will vote the unvoted shares in the NQ Plan as recommended by the board of directors.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by telephone or electronically?

A:	Yes. If you have not voted through your broker, you can do this by:

•	calling the toll-free number on the Notice and Access Card or proxy card not later than 11:59 p.m. Pacific Standard Time on the day before the meeting and following the directions provided;

•
going to the website listed on the Notice and Access Card or proxy card, following the instructions provided and submitting your change no later than 11:59 p.m. Pacific Standard Time on the day before the meeting;

•	submitting a properly executed proxy prior to the meeting bearing a later date than your previous proxy;

•	notifying Umpqua’s corporate Secretary, in writing, of the revocation of your proxy before the meeting; or

•	voting in person at the meeting, but simply attending the meeting will not, in and of itself, revoke a proxy.
If you voted through your broker, please contact your broker to change or revoke your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Yes, but only if you give your broker instructions. If your shares are held by your broker (or other nominee), you should receive this document and an instruction card from your broker. Your broker will vote your shares if you provide instructions on how to vote. If you do not tell your broker how to vote, your broker may vote your shares in favor of ratification of the auditor appointment but may not vote your shares on the election of directors or any other item of business. However, your broker is not required to vote your shares if you do not provide instructions.

Q:	Can I attend the shareholder meeting even if I vote by proxy?

A:	Yes. All shareholders are welcome to attend and we encourage you to do so. Please carefully review the rules regarding admission to the annual meeting described below.

Q:	Why did I receive more than one Notice and Access Card or multiple proxy cards?

A:	You may receive multiple cards if you hold your shares in different ways (e.g. joint tenancy, in trust or in custodial accounts). You should vote each proxy card that you receive.

Q:	How do you determine a quorum?

A:
Umpqua must have a quorum to conduct any business at the annual meeting. Shareholders holding at least a majority of the outstanding shares of Umpqua common stock as of the record date must attend the meeting in person or by proxy to have a quorum. Umpqua shareholders who attend the meeting or submit a proxy but abstain from voting on a given matter will have their shares counted as “present” for determining a quorum. Broker non-votes will also be counted as “present” for establishing a quorum.

Q:	What is a broker non-vote?

A:
Under New York Stock Exchange (“NYSE”) Rule 452, brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers. Although Umpqua is listed on the NASDAQ Global Select market, Rule 452 affects us since most of the common shares held in “street name” are held with NYSE member-brokers. The ratification of our independent auditor (Item 3) currently qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion on that routine matter if you do not instruct your broker how to vote on them. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions on that matter to your broker. The election of directors (Item 1), and other matters expected to be presented at the annual meeting are deemed to be non-routine matters under Rule 452, so your broker may not vote on these matters in its discretion. If you do not give voting instructions with respect to these matters your broker will need to return a proxy card without voting on these non-routine matters, which is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares.”

Q:	How do you count votes?

A:
Each common share is entitled to one vote. The named proxies will vote shares as instructed on the proxies. In the election of directors, each share is entitled to one vote for each director position to be filled, and shareholders may not cumulate votes. You may vote “For” or “Against” or “Abstain” from voting with respect to each director nominee and each of the other proposals. A representative of Computershare, our transfer agent, will count the votes and serve as our inspector of elections. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

Proposal Number	Proposal	Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
1	Election of Directors	Votes cast “For” exceed “Against” votes (1)	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect

2	Amendment to 2013 Incentive Plan	Majority of votes cast	Treated as a vote cast and, therefore, the equivalent of a No vote	No	No Effect

3	Ratification of Independent Auditor	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	Yes	Not Applicable

4	Advisory vote on executive compensation (“say on pay”)	Votes cast “For” exceed “Against” votes	No effect; not treated as a vote cast, except for quorum purposes	No	No Effect

(1)
Requires a plurality of the votes cast to elect a director. The eleven director positions to be filled at the annual meeting will be filled by the nominees who receive the highest number of votes. However, we have adopted a majority voting policy that requires any director who receives more “Against” votes than “For” votes to offer to resign from the board.

If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of each director nominee, and in favor of Items 2 (amendment to 2013 Incentive Plan), 3 (auditor ratification) and 4 (say on pay).

Q:	Is my vote confidential?

A:
We maintain the confidentiality of the votes of individual shareholders. We believe that ballots, proxy forms, and voting instructions returned to brokerage firms, banks, and other holders of record are kept confidential by those third parties. Only the proxy solicitor, the proxy tabulator, and the inspector of election have access to the ballots, proxy forms, and voting instructions. Our shareholder relations officer has online access to votes cast by registered shareholders, but does not access that information. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to assert or defend legal claims, to determine compliance with law or as otherwise required by law. If you write comments on your proxy card or ballot, or attach materials to your proxy card or ballot, management may learn how you voted in reviewing your comments and such information may not be kept confidential.

Q:	Who pays the cost of proxy solicitation?

A:
Umpqua pays the cost of soliciting proxies. We have hired D. F. King & Co. (formerly AST Phoenix Advisors) to solicit proxies for this meeting and we will pay their fees of $17,500 plus out of pocket costs. Proxies will be solicited by mail, telephone, facsimile, e-mail and personal contact. We may reimburse brokers and other nominee holders for their expenses in sending proxy material and obtaining proxies. In addition to solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone, fax, e-mail or letter, without extra compensation.

Q:	How can I receive my proxy materials electronically in the future?

A:
Although you may request paper copies of the proxy materials, we would prefer to send proxy materials to shareholders electronically. Shareholders who sign up to receive proxy materials electronically will receive an e-mail prior to next year’s annual meeting with links to the proxy materials, which may give them faster delivery of the materials and will help us save printing and mailing costs and conserve natural resources. Your election to receive proxy materials by e-mail will remain in effect until you terminate your election. To receive proxy materials electronically by e-mail in the future, follow the instructions described below or on the notice.

If we sent you proxy materials by mail and you would like to sign up to receive these materials electronically in the future, please have your proxy card available and register using one of the following choices:

Record Holders	If you are the record holder of your shares, you may either go to www.envisionreports.com/umpq2016 and follow the instructions for requesting meeting materials or call 800-652-8683.

Street Name Holders
If you hold your shares in street name, you may either go to www.edocumentview.com/UMPQ2016 and follow the instructions to enroll for electronic delivery or contact your brokerage firm, bank, or other similar entity that holds your shares.

If you have previously agreed to electronic delivery of our proxy materials, but wish to receive paper copies of these materials for the annual meeting or for future meetings, please follow the instructions on the website referred to on the electronic notice you received.

Q:	Are there any rules regarding admission to the annual meeting?

A:
Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•Your identity by reviewing a valid form of photo identification, such as a driver’s license; and
•You were, or are validly acting for, a shareholder of record on the record date by:

◦	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;

◦
reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement if you hold your shares in street name, or your most recent plan statement if you are a participant in one of the Company benefit plans; or

◦
reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid form of picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of our common stock on the record date, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement, or your plan statement if you are a participant in one of the Company benefit plans, as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above. The annual meeting will begin at 2:00 p.m., local time. Please allow ample time for the admission procedures described above.

Q:	Where do I get more information?

A:
If you have questions about the meeting or submitting your proxy, or if you need additional copies of this document or the proxy card, you should contact one of the following as indicated below or by mail to the attention of Andrew Ognall at Umpqua Holdings Corporation, One SW Columbia Street, Suite 1200, Portland, OR 97258:

Andrew Ognall	Bradley Howes
EVP/General Counsel and Secretary	SVP/Director of Investor Relations
(503) 727-4112 (voice)	(503) 727-4226 (voice)
andrewognall@umpquabank.com	bradhowes@umpquabank.com

Michelle Bressman
VP/Shareholder Relations Officer
(503) 268-6675 (voice)
(503) 645-3636 (fax)
michellebressman@umpquabank.com

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be held April 20, 2016:
This proxy statement and the Company’s annual report to shareholders are available at:
www.umpquaholdingscorp.com

UMPQUA HOLDINGS
C O R P O R A T I O N
Parent company for Umpqua Bank and Umpqua Investments, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Internet and telephone voting closes after 11:59 PM Pacific Time, April 19, 2016.

Vote by Internet

- Go to **www.envisionreports.com/UMPQ2016**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR proposals 2, 3 and 4.

1. ELECTIONS OF DIRECTORS To elect eleven directors to one year terms expiring at the 2017 annual meeting. Vote for no more than eleven individuals.

Board nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 - Luanne Calvert	☐	☐	☐	1.2 - Raymond P. Davis	☐	☐	☐	1.3 - Peggy Fowler	☐	☐	☐
1.4 - Stephen Gambee	☐	☐	☐	1.5 - James Greene	☐	☐	☐	1.6 - Luis Machuca	☐	☐	☐
1.7 - Maria Pope	☐	☐	☐	1.8 - John Schultz	☐	☐	☐	1.9 - Susan Stevens	☐	☐	☐
1.10 - Hilliard Terry III	☐	☐	☐	1.11 - Bryan Timm	☐	☐	☐				

	For	Against	Abstain
2. Amendment to 2013 Incentive Plan. Approve the addition of 8.0 million shares (equivalent to 4.0 million restricted stock or performance share awards) to the 2013 Incentive Plan.	☐	☐	☐
3. To ratify the Audit and Compliance Committee's appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
4. To consider and approve the advisory (non-binding) proposal regarding compensation of the Company's named executive officers as described in the proxy statement.	☐	☐	☐

5. In their discretion, the proxies may vote upon such other business as may properly come before the Annual Meeting and any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

02A25B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders.
The Proxy Statement and the 2015 Annual Report to shareholders on Form 10-K are available at:
http://www.envisionreports.com/UMPQ2016

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — UMPQUA HOLDINGS CORPORATION

Annual Meeting of Shareholders – April 20, 2016
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoint(s) Raymond P. Davis and Peggy Y. Fowler, and each of them, proxies with full power of substitution, and hereby authorize(s) them to represent and to vote on behalf of the undersigned all shares of common stock of Umpqua Holdings Corporation at the Annual Meeting of Shareholders to be held on April 20, 2016, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S UNANIMOUS RECOMMENDATION: "FOR" THE ELECTION OF ALL DIRECTORS, "FOR" ITEMS 2, 3 and 4.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

+

APPENDIX A TO DEF 14A FILED MARCH 7, 2016

UMPQUA HOLDINGS CORPORATION
2013 INCENTIVE PLAN

1.
PURPOSE. The purpose of this Plan is to enable the Company, and any Affiliate, to motivate, attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s success by providing incentives that offer an opportunity to participate in the Company’s future performance and align the interests of Employees, Consultants and Directors with those of the shareholders of the Company. Capitalized terms not defined elsewhere in the text are defined in Section 2.

2.DEFINITIONS.
“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.
“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award or a Performance Compensation Award.
“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and may contain such other provisions not inconsistent with this Plan including, without limitation, restrictions upon the exercise of the Awards, as the Committee may deem advisable.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board” means the Board of Directors of the Company, as constituted at any time.
“Cause” means:
With respect to any Employee or Consultant:
(a)    if the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(b)    if no such employment or service agreement exists, or if such employment or service agreement does not define Cause: (i) dishonest or fraudulent conduct with respect to the performance of duties with the Company or an Affiliate; (ii) conduct that materially discredits or is reasonably likely to result in harm to the reputation or business of the Company or an Affiliate, including but not limited to conviction or a plea of guilty or no contest to a felony or crime involving moral turpitude; (iii) willful misconduct or gross negligence in performance of duties with the Company or an Affiliate; (iv) an order or directive from a state or federal banking regulatory agency requesting or requiring removal of Employee or a finding by any such agency that Employee’s performance threatens the safety or soundness of the Company or any Affiliate; (v) material violation of state or federal securities or banking laws; or (vi) a material breach of fiduciary duties to the Company or any Affiliate.
With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or neglect; (iii) false or fraudulent misrepresentation inducing the director’s appointment; (iv) willful conversion of corporate funds; (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance; or (vi) an order or directive from a state or federal banking regulatory agency requesting or requiring removal of Director or a finding by any such agency that Director’s performance threatens the safety or soundness of the Company or any Affiliate.
The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
“Change in Control”
(a)    One Person (or more than one Person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;
(b)    The Company is a party to a plan of merger or plan of exchange and upon consummation of such plan, the shareholders of the Company immediately prior to the transaction do not own or continue to own (i) at least 40% of the total voting power of the surviving company (if the then current CEO of the Company continues as CEO of the surviving organization), or (ii) at least a majority of the voting power of the surviving organization (if the then current CEO of the Company does not continue as CEO of the surviving organization).
(c)    A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(d)    One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) substantially all of the assets of the Company other than an acquisition by (A) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (B) a corporation or other entity owned directly or indirectly by the holders of capital stock of the Company in substantially the same proportions as their ownership of Common Stock, or (C) a corporation, entity or person in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding in the continuing entity or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction.

Notwithstanding anything stated herein, a transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s incorporation.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Committee” means the Compensation Committee of the Board appointed by the Board to administer the Plan in accordance with Sections 4.3 and 4.4.
“Common Stock” means the common stock of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.
“Company” means Umpqua Holdings Corporation, an Oregon corporation, and any successor thereto.
“Consultant” means any individual who is engaged by the Company or any Affiliate to render bona fide consulting or advisory services other than as an Employee or Director.
“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.
“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code, as interpreted by Internal Revenue Service Notice 2007-49.
“Director” means a member of the Board.
“Disability” means

(a)    if the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Disability, the definition contained therein; or
(b)     if no such employment or service agreement exists, or if such employment or service agreement does not define Disability, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment;
provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
“Disqualifying Disposition” has the meaning set forth in Section 6.13.
“Effective Date” shall mean the date as of which this Plan is adopted by the Board.
“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of IRC Section 424. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.
“Free Standing Rights” has the meaning set forth in Section 7.
“Good Reason” means:
(a)     If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b)     If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within sixty days of the Participant’s knowledge of the applicable circumstances): (i) a material reduction in the Participant’s base salary unless the reduction is in connection with, and commensurate with, reductions in the salaries of all or substantially all similarly situated employees of the Company or any Affiliate; or (ii) a geographical relocation of the Participant’s principal office location by more than fifty miles.
“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.
“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award in accordance with Section 10.3(d) of the Plan; provided, that, the exercise of such discretion would not cause the Performance Compensation Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.
“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.
“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.
“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.
“Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.
“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
“Performance Compensation Award” means any Award designated by the Committee as a Performance Compensation Award pursuant to Section 10 of the Plan.
“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Compensation Award under the Plan. The Performance Criteria that will be used to establish the Performance Goals shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) and shall be limited to the following: (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net operating earnings; (d) return on assets, average assets, equity or average equity; (e) share price (including, but not limited to, growth measures and total shareholder return); (f) efficiency ratio; (g) regulatory capital ratios; (h) CAMELS or other regulatory ratings; (i) completion of acquisitions, dispositions or business expansion; (j) credit quality, non-performing asset or non-performing loan levels or ratios or loan delinquency levels; (k) provision for loan losses or net charge-offs; (l) deposits; (m) market share; (n) loans; (o) net interest margin; (p) interest income; (q) non-interest income; (r) interest expense; or (s) non-interest expense.
Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company or an Affiliate as a whole or any division, business unit or operational unit of the Company or an Affiliate or any combination thereof, as the Committee may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Criterion (e) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.
“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Compensation Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (a) discontinued operations; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) merger or acquisition related expenses; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) or in management’s discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year; (f) acquisitions or divestitures; or (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof. A Performance Goal may be expressed in any form as the Committee may determine including, but not limited to: (a) percentage growth; (b) absolute growth; (c) cumulative growth; (d) performance in relation to an index; (e) performance in relation to a designated group of peers; (f) a designated absolute amount; or (g) per share of Common Stock outstanding.
“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Performance Compensation Award.
“Performance Share Award” means any Award granted pursuant to Section 9 hereof.
“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.
“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.
“Plan” means this Umpqua Holdings Corporation 2013 Incentive Plan, as amended or restated from time to time.
“Related Rights” has the meaning set forth in Section 7.

“Restricted Award” means any Award granted pursuant to Section 8.
“Restricted Period” has the meaning set forth in Section 8.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.
“Stock for Stock Exchange” has the meaning set forth in Section 6.4.
“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ELIGIBILITY.
3.1Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards (including Restricted Stock and Restricted Stock Units), (e) Performance Share Awards, and (f) Performance Compensation Awards.
3.2Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. All other Awards may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date.
3.3Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.
4.ADMINISTRATION.
4.1Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:
(a)to construe and interpret the Plan and any Award Agreement;
(b)to promulgate, amend, and rescind rules and regulations relating to the Plan or any Award;
(c)to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or “insiders” within the meaning of Section 16 of the Exchange Act;
(e)to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)select persons to receive Awards;
(g)to determine the number of shares of Common Stock to be made subject to each Award;
(h)to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;
(i)to prescribe the terms and conditions of each Award not inconsistent with the Plan, including, without limitation, the exercise price, the time or times when Awards may vest and be exercised (which may be based on Performance Criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee will determine, and to specify the provisions of the Award Agreement relating to such grant, provided, however, that the minimum vesting period for any Award shall be one year;
(j)to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the performance goals, the performance period(s) and the number of Performance Shares earned by a Participant;
(k)to designate an Award (including a cash bonus) as a Performance Compensation Award and to select the Performance Criteria that will be used to establish the Performance Goals;
(l)to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent;
(m)to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;
(n)to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;
(o)to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and
(p)to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective.
4.2Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review.
4.3Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more Directors, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Company’s Bylaws, the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.
4.4Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.
5.SHARES SUBJECT TO THE PLAN.
5.1Number of Shares Available. Subject to adjustment in accordance with Section 13, the total number of shares of Common Stock available for the grant and issuance under the Plan is four (4) million; provided that, no more than four (4) million shares of Common Stock may be granted as Incentive Stock Options. Any shares of Common Stock granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) Option or Stock Appreciation Right awarded. Any shares of Common Stock granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against this limit as two (2) shares of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards. Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.
5.2Individual Limits. Subject to adjustment in accordance with Section 13, no Participant shall be granted, during any one-year period, Options to purchase Common Stock and Stock Appreciation Rights with respect to more than 400,000 shares of Common Stock in the aggregate and/or any other Awards with respect to more than 200,000 shares of Common Stock in the aggregate. If an Award is to be settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 5.

5.3Cancellation, Forfeiture or Expiration. Any shares of Common Stock subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Any shares of Common Stock that again become available for future grants pursuant to this Section 5.3 shall be added back as one (1) share if such shares were subject to Options or Stock Appreciation Rights and as two (2) shares if such shares were subject to other Awards.
6.OPTIONS. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
6.1Term. Subject to the provisions of Section 3.3 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.
6.2Exercise Price of An Incentive Stock Option. Subject to the provisions of Section 3.3 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.
6.3Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.
6.4Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 or Regulation O promulgated by the Board of Governors of the Federal Reserve System, as determined by the Committee in its sole discretion, shall be prohibited with respect to any Award under this Plan.
6.5Transferability of An Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
6.6Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
6.7Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.
6.8Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.9Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.
6.10Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.
6.11Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.
6.12Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.
6.13Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.
7.STOCK APPRECIATION RIGHTS. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).
7.1Grant Requirements. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.2Term of Stock Appreciation Rights. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.
7.3Vesting of Stock Appreciation Rights. Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event.
7.4Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.
7.5Exercise Price. The exercise price of a Free Standing Stock Appreciation Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.
7.6Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.
8.RESTRICTED AWARDS. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
8.1Restricted Stock and Restricted Stock Units.
(a)Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the

Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.
(b)The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Committee, each Restricted Stock Unit (representing one share of Common Stock) may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.
8.2Restrictions.
(a)Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions (which may be related to performance or other criteria) as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.
(b)Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c)The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units are granted, such action is appropriate.
8.3Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.
8.4Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.1(b) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to each Vested Unit.
8.5Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.
9.PERFORMANCE SHARE AWARDS.
9.1Grant. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the performance period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.
9.2Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee. No payout shall be made with respect to any Performance Share Award except upon written certification by the Committee that the minimum threshold performance goal(s) have been achieved.
10.PERFORMANCE COMPENSATION AWARDS. The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Common Stock on the Grant Date), to designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.
10.1Eligibility. The Committee will, in its sole discretion, designate within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code) which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 10. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period.
10.2Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the types of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kinds or levels of the Performance Goals that are to apply to the Company and the Performance Formula. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 10.2 and record the same in writing.
10.3Payment of Performance Compensation Awards.
(a)Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(b)Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period.
(c)Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 10.3(f) hereof, if and when it deems appropriate.
(d)Use of Discretion. In determining the actual size of an individual Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the

Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Compensation Award above the maximum amount payable under Section 10.3(f) of the Plan.
(e)Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 10.3 but in no event later than 2 1/2 months following the end of the fiscal year during which the Performance Period is completed.
(f)Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum Performance Compensation Award payable to any one Participant under the Plan for a Performance Period (excluding any Options and Stock Appreciation Rights) is 200,000 shares of Common Stock or, in the event such Performance Compensation Award is paid in cash, the equivalent cash value thereof on the first or last day of the Performance Period to which such Award relates, as determined by the Committee. The maximum amount that can be paid in any calendar year to any Participant pursuant to a Performance Compensation Award described above is $1,500,000. Furthermore, any Performance Compensation Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Compensation Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Compensation Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date.
11.REGULATORY COMPLIANCE. The implementation of the Plan, the granting of any Awards and the issuance of any shares of Common Stock upon the exercise of any granted Awards shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it, and the shares of Common Stock issued pursuant to it. No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement (if required) for the Shares issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq Stock Market, if applicable) on which the Common Stock is then listed for trading (if any).
12.MISCELLANEOUS AWARD PROVISIONS.
12.1Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.
12.2Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 13 hereof.
12.3No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the Articles of Incorporation or Bylaws of the

Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
12.4Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.
12.5Withholding Obligations. The Company’s obligation to deliver Shares upon the exercise of Options, deliver Shares or cash upon the exercise of Stock Appreciation Rights, or deliver Shares or remove any restrictive legends upon vesting of such Shares under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements. To the extent permitted under Section 402 of the Sarbanes-Oxley Act of 2002 and the regulations adopted pursuant thereto and provided by the terms of an Award Agreement, and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company, provided, however, that no shares of Common Stock are withheld or delivered with a fair market value exceeding the minimum amount of tax required to be withheld by law.
13.ADJUSTMENTS UPON CHANGES IN STOCK. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Section 5 and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section 5 and Section 10.3(f) shall be adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. Such adjustment shall be made by the Committee, to the extent possible, so that the adjustment shall not result in an accounting consequence under Opinion 25 of the Accounting Principles Board, as amended, and any successor thereof, and Financial Accounting Standards Board Interpretation No. 44, as amended, and so that the adjustment shall not result in any taxes to the Company or the Participant. In the case of adjustments made pursuant to this Section 13, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 13 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 13 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
14.EFFECT OF CHANGE IN CONTROL.
14.1Vesting. Unless otherwise provided in Section 14.2 or in the Award Agreement or an employment agreement, vesting of Awards will not automatically accelerate upon a Change in Control.
14.2Assumption by Successor. In the event of a Change in Control any or all outstanding Awards may be assumed or replaced by the successor entity, which assumption or replacement shall be binding on all Participants. In the alternative, the successor entity may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Awards). The successor entity may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares. In the event such successor or acquiring entity (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Change in Control, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Award immediately prior to the Change in Control unless otherwise determined by the Committee and then such Awards will terminate. In addition, in the event such successor or acquiring entity (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Change in Control, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Change in Control.
14.3Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either; (a) granting an Award under this Plan in substitution of such other entity’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other entity had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another entity, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.
14.4Cancellation. In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

14.5Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.
15.AMENDMENT OF THE PLAN AND AWARDS.
15.1Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 13 relating to adjustments upon changes in Common Stock and Section 15.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws or to the extent such amendment would (i) increase the number of shares of Common Stock issuable pursuant to this Plan (except as provided in Section 13), (ii) expand the group of persons eligible to receive Awards, (iii) authorize the amendment of any Option to reduce its exercise price (except as required by Section 13) or (iv) permit the cancellation and replacement of any Option with the grant of an Award having a lesser per share exercise price (except as required by Section 13). At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval. The Board may not, without prior shareholder approval, provide for the cash buyout of underwater Stock Options (Stock Options with an exercise price below Fair Market Value as of the date of the proposed purchase).
15.2Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.
15.3Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code or to bring the Plan or Awards granted under it into compliance therewith.
15.4No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.
15.5Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.
16.GENERAL PROVISIONS.

16.1Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

16.2Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The Board or the Administrator has the discretion to recover from any Participant Awards (or the value thereof) received by any Participant that are based upon materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric.
16.3Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
16.4Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards, or to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed. With respect to deferral sub-plans, the Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral sub-plan or program.
16.5Unfunded Plan. The Plan shall be unfunded. Neither the Company nor the Board or the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.
16.6No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.
16.7Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
16.8Section 16 Compliance. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16.13, such provision to the extent possible shall be interpreted or deemed amended so as to avoid such conflict.
16.9Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without shareholder or grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award.
16.10Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation under the Plan will revoke all prior designations by the same Participant with respect to the Plan, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.
16.11Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
16.12Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
16.13Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.
16.14Governing Law. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Oregon.
17.EFFECTIVE DATE OF PLAN. The Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a stock Award, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve months after the date the Plan is adopted by the Board.
18.TERMINATION OR SUSPENSION OF THE PLAN. The Plan shall terminate automatically on April 15, 2023. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 15.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Unless the Company determines to submit Section 10 of the Plan and the definition of “Performance Goal” and “Performance Criteria” to the Company’s shareholders at the first shareholder meeting that occurs in the fifth year following the year in which the Plan was last approved by shareholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such shareholder approval is obtained, then no further Performance Compensation Awards shall be made to Covered Employees under Section 10 after the date of such annual meeting, but the Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.
As adopted by the Board of Directors of Umpqua Holdings Corporation on December 14, 2012, and amended January 20, 2016.

As approved by the shareholders of Umpqua Holdings Corporation on April 16, 2013.